UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ____________________
FORM 8-K
 ____________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 21, 2012
____________________
KEY ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)
____________________

Maryland	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1301 McKinney Street, Suite 1800
Houston, Texas 77010
(Address of principal executive offices and Zip Code)
713-651-4300
Registrant's telephone number, including area code)
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Items

Key Energy Services, Inc. (the "Company") is filing this Current Report on Form 8-K in connection with its filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4, dated December 21, 2012, relating to its offer to exchange $200,000,000 of its 6.750% senior notes due 2021 that will be registered under the Securities Act of 1933, as amended (the "Securities Act"), for $200,000,000 of its unregistered 6.750% senior notes due 2021 that were issued in a private placement on March 8, 2012 (the "Exchange Offer").

On February 17, 2012, the Company announced its decision to sell its business and operations in Argentina (the "Argentina business"), as more fully described in the Current Report on Form 8-K filed with the SEC on that date. The Company discontinued depreciation and amortization of the property, plant and equipment of the Argentina business and recorded a pre-tax noncash impairment charge of $41.5 million ($26.9 million after tax) during the quarter ended March 31, 2012. On September 14, 2012, the Company sold its Argentina operations to Power Infrastructure LTD, a British Virgin Islands company. In accordance with applicable accounting requirements and guidance, the Company's unaudited financial statements in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 reclassified and presented the Argentina business as a discontinued operation for the relevant periods presented (including the comparable period of the prior year).

Pursuant to applicable rules and regulations of the SEC, the same reclassification of the Argentina business as a discontinued operation is required for previously issued annual financial statements for each of the three fiscal years included in our most recent Annual Report on Form 10-K, if those financial statements are incorporated by reference in subsequent filings with the SEC under the Securities Act, even though those financial statements relate to periods prior to the date of the sale of the Argentina business. In order to comply with this requirement, the Company is filing this report to revise its audited financial statements contained in the accompanying Exhibit 99.1 (the "Updated Financial Statements"). The Argentina business has, for all periods presented in the Updated Financial Statements, been reclassified as a discontinued operation for financial reporting purposes. The Company has also revised certain notes to conform to this presentation.

The Updated Financial Statements are filed as Exhibit 99.1 to this Current Report on Form 8-K. Except as described in this Item 8.01, this Current Report does not modify or update the disclosures or discussions of business activities or events in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the "2011 Form 10-K"). This Current Report and the exhibits hereto should be read in conjunction with the 2011 Form 10-K and the Company's filings made with the SEC subsequent to the filing of the 2011 Form 10-K, including the Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits.

23.1     Consent of Grant Thornton LLP

99.1    Financial Statements as of December 31, 2010 and 2011, and for the three years ended         December 31, 2011.

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
KEY ENERGY SERVICES, INC.

By:	/s/ T.M. WHICHARD III
T.M. Whichard III,
Senior Vice President and Chief Financial Officer (As duly authorized officer and Principal Financial Officer)
Date: December 21, 2012

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Grant Thornton LLP
99.1	Financial Statements as of December 31, 2010 and 2011, and for the three years ended December 31, 2011.

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 21, 2012, with respect to the consolidated financial statements included in the Current Report of Key Energy Services, Inc. on Form 8-K dated December 21, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of Key Energy Services, Inc. on Forms S-8 (File No. 333-146293, effective September 25, 2007, File No. 333-146294, effective September 25, 2007, File No. 333-150098, effective April 4, 2008 and File No. 333-159794, effective June 5, 2009), and on Form S-3 (File No. 333-171322, effective December 21, 2010, and File No. 333-172532, effective March 1, 2011).

/s/ GRANT THORNTON LLP

Houston, Texas
December 21, 2012

Exhibit 99.1

Key Energy Services, Inc. and Subsidiaries

The consolidated financial statements of Key Energy Services, Inc. (the "Company") have been revised to reflect the Argentina business, included in the Company's 2011 Form 10-K, as a discontinued operation in the consolidated balance sheets, consolidated statements of operations and related notes for all periods presented in the consolidated financial statements as a result of the determination on February 17, 2012 to seek to sell such business and the sale of such business on September 14, 2012. These consolidated financial statements and footnotes filed on Form 8-K have been revised in connection with the anticipated filing with the Securities and Exchange Commission of a Registration Statement on Form S-4. The Registration Statement relates to the Company's anticipated offer to exchange $200,000,000 of its new 6.750% senior notes due 2021 that have been registered under the Securities Act of 1933, as amended, for $200,000,000 of its unregistered 6.750% senior notes due 2021 that were issued in a private placement on March 8, 2012.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of
Key Energy Services, Inc.
We have audited the accompanying consolidated balance sheets of Key Energy Services, Inc. (a Maryland corporation) and Subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Key Energy Services, Inc. and Subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.
On February 29, 2012, we previously reported on the financial statements referred to above. This report was issued prior to the discontinuance of the Company's Argentina operations set forth in Note 3 to the financial statements, wherein revisions of amounts previously reported as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011 are described.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Key Energy Services, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 29, 2012 (not separately included herein) expressed an unqualified opinion on the effectiveness of internal control over financial reporting.
/s/ GRANT THORNTON LLP
Houston, Texas
December 21, 2012

Key Energy Services, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands, except share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$35,443	$56,628
Accounts receivable, net of allowance for doubtful accounts of $8,013 and $7,717	379,533	234,650
Inventories	25,968	15,534
Prepaid expenses	24,330	19,422
Deferred tax assets	54,646	31,192
Other current assets	20,300	14,589
Current assets held for sale	60,343	42,005
Total current assets	600,563	414,020
Property and equipment, gross	2,184,810	1,789,571
Accumulated depreciation	(987,510)	(868,774)
Property and equipment, net	1,197,300	920,797
Goodwill	622,773	446,895
Other intangible assets, net	81,867	58,151
Deferred financing costs, net	14,771	7,806
Deposits	43,685	1,471
Equity method investments	918	5,940
Other assets	14,360	15,652
Non-current assets held for sale	22,883	22,204
TOTAL ASSETS	$2,599,120	$1,892,936
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$71,736	$50,123
Accrued liabilities	163,313	195,105
Accrued interest	10,870	4,097
Current portion of capital lease obligations	1,694	3,979
Current liabilities directly associated with assets held for sale	41,890	28,331
Total current liabilities	289,503	281,635
Capital lease obligations, less current portion	402	2,121
Long-term debt	773,573	425,000
Workers’ compensation, vehicular and health insurance liabilities	30,854	30,110
Deferred tax liabilities	261,072	144,309
Other non-current accrued liabilities	29,085	27,958
Commitments and contingencies
Equity:
Common stock, $0.10 par value; 200,000,000 shares authorized, 150,733,022 and 141,656,426 shares issued and outstanding	15,073	14,166
Additional paid-in capital	915,400	775,601
Accumulated other comprehensive loss	(58,231)	(51,334)
Retained earnings	312,114	210,653
Total equity attributable to Key	1,184,356	949,086
Noncontrolling interest	30,275	32,717
Total equity	1,214,631	981,803
TOTAL LIABILITIES AND EQUITY	$2,599,120	$1,892,936
See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
REVENUES	$1,729,211	$1,062,595	$887,074
COSTS AND EXPENSES:
Direct operating expenses	1,085,190	746,441	609,807
Depreciation and amortization expense	166,946	133,898	145,491
General and administrative expenses	223,299	186,188	160,220
Asset retirements and impairments	—	—	96,768
Operating income (loss)	253,776	(3,932)	(125,212)
Loss on early extinguishment of debt	46,451	—	472
Interest expense, net of amounts capitalized	40,849	41,240	39,241
Other income, net	(8,977)	(2,807)	(624)
Income (loss) from continuing operations before tax	175,453	(42,365)	(164,301)
Income tax (expense) benefit	(64,117)	17,961	61,532
Income (loss) from continuing operations	111,336	(24,404)	(102,769)
Income (loss) from discontinued operations, net of tax	(10,681)	94,753	(53,907)
Net income (loss)	100,655	70,349	(156,676)
Loss attributable to noncontrolling interest	(806)	(3,146)	(555)
INCOME (LOSS) ATTRIBUTABLE TO KEY	$101,461	$73,495	$(156,121)
Earnings (loss) per share from continuing operations attributable to Key:
Basic	$0.77	$(0.16)	$(0.84)
Diluted	$0.76	$(0.16)	$(0.84)
Earnings (loss) per share from discontinued operations:
Basic	$(0.07)	$0.73	$(0.45)
Diluted	$(0.07)	$0.73	$(0.45)
Earnings (loss) per share attributable to Key:
Basic	$0.70	$0.57	$(1.29)
Diluted	$0.69	$0.57	$(1.29)
Income (loss) from continuing operations attributable to Key:
Income (loss) from continuing operations	$111,336	$(24,404)	$(102,769)
Loss attributable to noncontrolling interest	(806)	(3,146)	(555)
Income (loss) from continuing operations attributable to Key	$112,142	$(21,258)	$(102,214)
Weighted Average Shares Outstanding:
Basic	145,909	129,368	121,072
Diluted	146,217	129,368	121,072
See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$111,336	$(24,404)	$(102,769)
Other comprehensive income (loss), net of tax:
Foreign currency translation income (loss), net of tax of $(734), $(129), and $(347)	(7,194)	738	1,055
Deferred gain from available for sale investments, net of tax of $—, $—, and $—	—	—	30
Gain on sale of equity method investment, net of tax of $(410), $—, and $—	1,061	—	—
Total other comprehensive loss, net of tax	(6,133)	738	1,085
COMPREHENSIVE INCOME (LOSS) FROM CONTINUING OPERATIONS, NET OF TAX	105,203	(23,666)	(101,684)
Comprehensive income (loss) from discontinued operations, net of tax	(13,081)	93,184	(59,205)
COMPREHENSIVE INCOME (LOSS)	92,122	69,518	(160,889)
Comprehensive income attributable to noncontrolling interest	2,442	3,406	416
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO KEY	$94,564	$72,924	$(160,473)

See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$100,655	$70,349	$(156,676)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	169,604	143,805	169,562
Asset retirements and impairments	—	—	159,802
Bad debt expense	2,559	3,849	3,295
Accretion of asset retirement obligations	594	526	533
(Income) loss from equity method investments	(266)	(396)	1,057
Gain on sale of equity method investment	(4,783)	—	—
Amortization of deferred financing costs and discount	2,150	2,615	2,182
Deferred income tax expense (benefit)	85,792	(12,370)	(41,257)
Capitalized interest	(1,735)	(3,789)	(4,335)
(Gain) loss on disposal of assets, net	(3,726)	(153,822)	401
Loss on early extinguishment of debt	46,451	—	472
Loss on sale of available for sale investments, net	—	—	30
Share-based compensation	15,609	12,111	6,381
Excess tax benefits from share-based compensation	(4,859)	(2,069)	(580)
Changes in working capital:
Accounts receivable	(152,771)	(26,448)	168,824
Other current assets	(22,110)	36,731	461
Accounts payable and accrued liabilities	3,720	61,671	(126,949)
Share-based compensation liability awards	385	1,297	646
Other assets and liabilities	(48,964)	(4,255)	988
Net cash provided by operating activities	188,305	129,805	184,837
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(359,097)	(180,310)	(128,422)
Proceeds from sale of fixed assets	14,100	258,202	5,580
Acquisitions, net of cash acquired of $886, $539, and $28,362, respectively	(187,058)	(86,688)	12,007
Dividend from equity method investments	—	165	199
Proceeds from sale of equity method investment	11,965	—	—
Net cash used in investing activities	(520,090)	(8,631)	(110,636)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(421,427)	(6,970)	(16,552)
Payment of bond tender premium	(39,082)	—	—
Proceeds from long-term debt	475,000	—	—
Repayments of capital lease obligations	(4,016)	(8,493)	(9,847)
Proceeds from borrowings on revolving credit facility	418,000	110,000	—
Repayments on revolving credit facility	(123,000)	(197,813)	(100,000)
Payment of deferred financing costs	(16,485)	—	(2,474)
Repurchases of common stock	(5,681)	(3,098)	(488)
Proceeds from exercise of stock options and warrants	8,000	4,100	1,306
Excess tax benefits from share-based compensation	4,859	2,069	580
Other financing activities	9,916	—	—
Net cash provided by (used in) financing activities	306,084	(100,205)	(127,475)
Effect of changes in exchange rates on cash	4,516	(1,735)	(2,023)
Net (decrease) increase in cash and cash equivalents	(21,185)	19,234	(55,297)
Cash and cash equivalents, beginning of period	56,628	37,394	92,691
Cash and cash equivalents, end of period	$35,443	$56,628	$37,394
See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	COMMON STOCKHOLDERS					Noncontrolling Interest	Total
	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings
	Number of Shares	Amount at par
	(in thousands)
BALANCE AT DECEMBER 31, 2008	121,305	$12,131	$601,872	$(46,550)	$293,279	$—	$860,732
Other comprehensive loss, net of tax	—	—	—	(4,213)	—	(7)	(4,220)
Common stock purchases	(72)	(7)	(481)	—	—	—	(488)
Exercise of stock options	418	42	1,264	—	—	—	1,306
Issuance of warrants	—	—	367	—	—	—	367
Share-based compensation	2,342	233	5,781	—	—	—	6,014
Tax benefits from share-based compensation	—	—	(580)	—	—	—	(580)
Net loss	—	—	—	—	(156,121)	(555)	(156,676)
Purchase of Geostream	—	—	—	—	—	36,685	36,685
BALANCE AT DECEMBER 31, 2009	123,993	12,399	608,223	(50,763)	137,158	36,123	743,140
Other comprehensive loss, net of tax	—	—	—	(571)	—	(260)	(831)
Common stock purchases	(302)	(30)	(3,068)	—	—	—	(3,098)
Exercise of stock options and warrants	507	50	4,050	—	—	—	4,100
Issuance of shares in acquisition	15,807	1,581	152,382	—	—	—	153,963
Share-based compensation	1,651	166	11,945	—	—	—	12,111
Tax benefits from share-based compensation	—	—	2,069	—	—	—	2,069
Net income	—	—	—	—	73,495	(3,146)	70,349
BALANCE AT DECEMBER 31, 2010	141,656	14,166	775,601	(51,334)	210,653	32,717	981,803
Other comprehensive loss, net of tax	—	—	—	(7,958)	—	(1,636)	(9,594)
Common stock purchases	(384)	(39)	(5,642)	—	—	—	(5,681)
Exercise of stock options and warrants	728	73	7,927	—	—	—	8,000
Issuance of shares in acquisition	7,549	755	117,164	—	—	—	117,919
Share-based compensation	1,184	118	15,491	—	—	—	15,609
Tax benefits from share-based compensation	—	—	4,859	—	—	—	4,859
Sale of equity method investment, net of tax	—	—	—	1,061	—	—	1,061
Net income	—	—	—	—	101,461	(806)	100,655
BALANCE AT DECEMBER 31, 2011	150,733	$15,073	$915,400	$(58,231)	$312,114	$30,275	$1,214,631
See the accompanying notes which are an integral part of these consolidated financial statements

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Key Energy Services, Inc., its wholly owned subsidiaries and its controlled subsidiaries (collectively, “Key,” the “Company,” “we,” “us” and “our”) provide a full range of well services to major oil companies, foreign national oil companies and independent oil and natural gas production companies. Our services include rig-based and coiled tubing-based well maintenance and workover services, well completion and recompletion services, fluid management services, fishing and rental services and other ancillary oilfield services. Additionally, certain of our rigs are capable of specialty drilling applications. We operate in most major oil and natural gas producing regions of the continental United States, and we have operations in Mexico, Colombia, the Middle East and Russia. In addition, we have a technology development and control systems business based in Canada.
Basis of Presentation

The consolidated financial statements included in this Annual Report on Form 10-K present our financial position, results of operations and cash flows for the periods presented in accordance with generally accepted accounting principles in the United States (“GAAP”).
The preparation of these consolidated financial statements requires us to develop estimates and to make assumptions that affect our financial position, results of operations and cash flows. These estimates also impact the nature and extent of our disclosure, if any, of our contingent liabilities. Among other things, we use estimates to (i) analyze assets for possible impairment, (ii) determine depreciable lives for our assets, (iii) assess future tax exposure and realization of deferred tax assets, (iv) determine amounts to accrue for contingencies, (v) value tangible and intangible assets, (vi) assess workers’ compensation, vehicular liability, self-insured risk accruals and other insurance reserves, (vii) provide allowances for our uncollectible accounts receivable, (viii) value our asset retirement obligations, and (ix) value our equity-based compensation. We review all significant estimates on a recurring basis and record the effect of any necessary adjustments prior to publication of our financial statements. Adjustments made with respect to the use of estimates relate to improved information not previously available. Because of the limitations inherent in this process, our actual results may differ materially from these estimates. We believe that our estimates are reasonable.
Certain reclassifications have been made to prior period amounts to conform to current period financial statement classifications. We revised our reportable business segments effective in the first quarter of 2011, and in connection with the revision, have restated the corresponding items of segment information for all periods presented. The new operating segments are U.S. and International. We revised our segments to reflect changes in management’s resource allocation and performance assessment in making decisions regarding the Company. Our fluid management services, fishing and rental services, intervention services and domestic rig services businesses are aggregated within our U.S. segment. Our international rig services business and our Canadian technology development group are aggregated within our International segment. These changes reflect our current operating focus in compliance with Accounting Standards Codification (“ASC”) No. 280, Segment Reporting (“ASC 280”). These presentation changes did not impact our consolidated net income, earnings per share, total current assets, total assets or total stockholders’ equity.
We have evaluated events occurring after the balance sheet date included in this Current Report on Form 8-K for possible disclosure as a subsequent event. Management monitored for subsequent events through the date that these financial statements were issued. Subsequent events that were identified by management that required disclosure are described in “Note 26. Subsequent Events” of these financial statements.

On February 17, 2012, the Company announced its decision to sell its business and operations in Argentina (the "Argentina business") and on September 14, 2012 completed the sale of the Argentina business. In accordance with applicable accounting requirements and guidance, the Company reclassified and presented the Argentina business as a discontinued operation for all periods presented.

Principles of Consolidation
Within our consolidated financial statements, we include our accounts and the accounts of our majority-owned or controlled subsidiaries. We eliminate intercompany accounts and transactions. When we have an interest in an entity for which we do not have significant control or influence, we account for that interest using the cost method. When we have an interest in an entity and can exert significant influence but not control, we account for that interest using the equity method.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We apply ASC No. 810-10, Consolidation of Variable Interest Entities (revised December 2009) — Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”), when determining whether or not to consolidate a Variable Interest Entity (“VIE”). ASC 810-10 requires the reporting entity to have the power to direct the activities of a VIE that most significantly impacts the entity’s economic performance and (i) the obligation to absorb losses of the entity or (ii) the right to receive benefits from the entity. A reporting entity that has these characteristics will be required to consolidate the VIE.
Acquisitions
From time to time, we acquire businesses or assets that are consistent with our long-term growth strategy. Results of operations for acquisitions are included in our financial statements beginning on the date of acquisition and are accounted for using the acquisition method. For all business combinations (whether partial, full or in stages), the acquirer records 100% of all assets and liabilities of the acquired business, including goodwill, at their fair values; including contingent consideration. Final valuations of assets and liabilities are obtained and recorded as soon as practicable no later than one year from the date of the acquisition.
Revenue Recognition
We recognize revenue when all of the following criteria have been met: (i) evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed and determinable and (iv) collectability is reasonably assured.

•
Evidence of an arrangement exists when a final understanding between us and our customer has occurred, and can be evidenced by a completed customer purchase order, field ticket, supplier contract, or master service agreement.

•	Delivery has occurred or services have been rendered when we have completed requirements pursuant to the terms of the arrangement as evidenced by a field ticket or service log.

•
The price to the customer is fixed and determinable when the amount that is required to be paid is agreed upon. Evidence of the price being fixed and determinable is evidenced by contractual terms, our price book, a completed customer purchase order, or a field ticket.

•
Collectability is reasonably assured when we screen our customers and provide goods and services to customers according to determined credit terms that have been granted in accordance with our credit policy.

We present our revenues net of any sales taxes collected by us from our customers that are required to be remitted to local or state governmental taxing authorities.
We review our contracts for multiple element revenue arrangements. Deliverables will be separated into units of accounting and assigned fair value if they have standalone value to our customer, have objective and reliable evidence of fair value, and delivery of undelivered items is substantially controlled by us. We believe that the negotiated prices for deliverables in our services contracts are representative of fair value since the acceptance or non-acceptance of each element in the contract does not affect the other elements.
Cash and Cash Equivalents
We consider short-term investments with an original maturity of less than three months to be cash equivalents. At December 31, 2011, we have not entered into any compensating balance arrangements, but all of our obligations under our amended 2011 Credit Facility (as defined below) with a syndicate of banks of which JPMorgan Chase Bank, N.A. is the administrative agent were secured by most of our assets, including assets held by our subsidiaries, which includes our cash and cash equivalents. We restrict investment of cash to financial institutions with high credit standing and limit the amount of credit exposure to any one financial institution.
We maintain our cash in bank deposit and brokerage accounts which exceed federally insured limits. As of December 31, 2011, accounts were guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 and substantially all of our accounts held deposits in excess of the FDIC limits.
Cash and cash equivalents held by our Russian and Middle East subsidiaries are subject to a noncontrolling interest and cannot be repatriated; absent these amounts, we believe that the cash held by our other foreign subsidiaries could be repatriated for general corporate use without material withholdings. From time to time and in the normal course of business in connection with our operations or ongoing legal matters, we are required to place certain amounts of our cash in deposit accounts with restrictions that limit our ability to withdraw those funds.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Certain of our cash accounts are zero-balance controlled disbursement accounts that do not have right of offset against our other cash balances. We present the outstanding checks written against these zero-balance accounts as a component of accounts payable in the accompanying consolidated balance sheets.
Accounts Receivable and Allowance for Doubtful Accounts
We establish provisions for losses on accounts receivable if we determine that there is a possibility that we will not collect all or part of the outstanding balances. We regularly review accounts over 150 days past due from the invoice date for collectability and establish or adjust our allowance as necessary using the specific identification method. If we exhaust all collection efforts and determine that the balance will never be collected, we write off the accounts receivable and the associated provision for uncollectible accounts.
From time to time we are entitled to proceeds under our insurance policies for amounts that we have reserved in our self-insurance liability. We present these insurance receivables gross on our balance sheet as a component of other assets, separate from the corresponding liability.
Concentration of Credit Risk and Significant Customers
Our customers include major oil and natural gas production companies, independent oil and natural gas production companies, and foreign national oil and natural gas production companies. We perform ongoing credit evaluations of our customers and usually do not require material collateral. We maintain reserves for potential credit losses when necessary. Our results of operations and financial position should be considered in light of the fluctuations in demand experienced by oilfield service companies as changes in oil and gas producers’ expenditures and budgets occur. These fluctuations can impact our results of operations and financial position as supply and demand factors directly affect utilization and hours which are the primary determinants of our net cash provided by operating activities.
During the years ended December 31, 2011 and 2010, no single customer accounted for more than 10% of our consolidated revenues. During the year ended December 31, 2009, the Mexican national oil company, Petróleos Mexicanos (“Pemex”), accounted for approximately 11% of our consolidated revenues. No other customer accounted for more than 10% of our consolidated revenues for the year ended December 31, 2009.
Receivables outstanding from Pemex were approximately 11% of our total accounts receivable as of December 31, 2011. No other customer accounted for more than 10% of our total accounts receivable as of December 31, 2010. Pemex accounted for approximately 28% of our total accounts receivable as of December 31, 2009. No other customers accounted for more than 10% of our total accounts receivable as of December 31, 2011 and 2009.
Inventories
Inventories, which consist primarily of equipment parts and spares for use in our operations and supplies held for consumption, are valued at the lower of average cost or market.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided for our assets over the estimated depreciable lives of the assets using the straight-line method. Depreciation expense for the years ended December 31, 2011, 2010 and 2009 was $145.7 million, $122.7 million and $131.6 million, respectively. We depreciate our operational assets over their depreciable lives to their salvage value, which is a fair value higher than the assets’ value as scrap. Salvage value approximates 10% of an operational asset’s acquisition cost. When an operational asset is stacked or taken out of service, we review its physical condition, depreciable life and ultimate salvage value to determine if the asset is no longer operable and whether the remaining depreciable life and salvage value should be adjusted. When we scrap an asset, we accelerate the depreciation of the asset down to its salvage value. When we dispose of an asset, a gain or loss is recognized.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2011, the estimated useful lives of our asset classes are as follows:

Description	Years
Well service rigs and components	3-15
Oilfield trucks, vehicles and related equipment	5-10
Well intervention units and equipment	10-12
Fishing and rental tools, tubulars and pressure control equipment	3-10
Disposal wells	15-30
Furniture and equipment	3-7
Buildings and improvements	15-30
We lease certain of our operating assets under capital lease obligations whose terms run from 55 to 60 months. These assets are depreciated over their estimated useful lives or the term of the capital lease obligation, whichever is shorter.
A long-lived asset or asset group should be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. For purposes of testing for impairment, we group our long-lived assets along our lines of business based on the services provided, which is the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. We would record an impairment charge, reducing the net carrying value to an estimated fair value, if the asset group’s estimated future cash flows were less than its net carrying value. Events or changes in circumstance that cause us to evaluate our fixed assets for recoverability and possible impairment may include changes in market conditions, such as adverse movements in the prices of oil and natural gas, or changes of an asset group, such as its expected future life, intended use or physical condition, which could reduce the fair value of certain of our property and equipment. The development of future cash flows and the determination of fair value for an asset group involves significant judgment and estimates.
We did not identify any triggering events or record any asset impairments during 2010. During the third quarter of 2009, we identified a triggering event that required us to test our long-lived assets for potential impairment. As a result of those tests, we determined that the equipment for our pressure pumping operations was impaired. See “Note 7. Property and Equipment,” for further discussion.
Asset Retirement Obligations
We recognize a liability for the fair value of all legal obligations associated with the retirement of tangible long-lived assets and capitalize an equal amount as a cost of the asset. We depreciate the additional cost over the estimated useful life of the assets. Our obligations to perform our asset retirement activities are unconditional, despite the uncertainties that may exist surrounding an individual retirement activity. Accordingly, we recognize a liability for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. In determining the fair value, we examine the inputs that we believe a market participant would use if we were to transfer the liability. We probability-weight the potential costs a third-party would charge, adjust the cost for inflation for the estimated life of the asset, and discount this cost using our credit adjusted risk free rate. Significant judgment is involved in estimating future cash flows associated with such obligations, as well as the ultimate timing of those cash flows. If our estimates of the amount or timing of the cash flows change, such changes may have a material impact on our results of operations. See “Note 10. Asset Retirement Obligations.”
Deposits
Due to capacity constraints on equipment manufacturers, we have been required to make advanced payments for certain oilfield service equipment and other items used in the normal course of business. As of December 31, 2011, deposits totaled $43.7 million and consisted mostly of payments made related to high demand long-lead time items for our U.S. and Mexico operations, as well as, equipment deposits related to our recent acquisition of Edge Oilfield Services, LLC and Summit Oilfield Services, LLC (collectively, “Edge”). As of December 31, 2010, deposits totaled $1.5 million and consisted of escrow for workers’ compensation insurance and security deposits for leases.
Capitalized Interest
Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using an effective interest rate based on related debt until the underlying assets are placed into service. The capitalized interest is added to the cost of the assets and amortized to depreciation expense over the useful life of the assets, and is included in the depreciation and amortization line in the accompanying consolidated statements of operations.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs
Deferred financing costs associated with long-term debt are carried at cost and are amortized to interest expense using the effective interest method over the life of the related debt instrument. When the related debt instrument is retired, any remaining unamortized costs are included in the determination of the gain or loss on the extinguishment of the debt. We record gains and losses from the extinguishment of debt as a part of continuing operations. See “Note 15. Long-term Debt,” for further discussion.
Goodwill and Other Intangible Assets
Goodwill results from business combinations and represents the excess of the acquisition consideration over the fair value of the net assets acquired. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.
During the fourth quarter of 2011, we adopted the provisions of ASU 2011-8, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The test for impairment of indefinite-lived intangible assets allows us to first assess the qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If our qualitative analysis shows that it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount we will perform the two-step goodwill impairment test. In the first step of the test, a fair value is calculated for each of our reporting units, and that fair value is compared to the carrying value of the reporting unit, including the reporting unit’s goodwill. If the fair value of the reporting unit exceeds its carrying value, there is no impairment, and the second step of the test is not performed. If the carrying value exceeds the fair value for the reporting unit, then the second step of the test is required.
The second step of the test compares the implied fair value of the reporting unit’s goodwill to its carrying value. The implied fair value of the reporting unit’s goodwill is determined in the same manner as the amount of goodwill recognized in a business combination, with the purchase price being equal to the fair value of the reporting unit. If the implied fair value of the reporting unit’s goodwill is in excess of its carrying value, no impairment is recorded. If the carrying value is in excess of the implied fair value, an impairment equal to the excess is recorded.
To assist management in the preparation and analysis of the valuation of our reporting units, we utilize the services of a third-party valuation consultant. The ultimate conclusions of the valuation techniques remain our sole responsibility. The determination of the fair value used in the test is heavily impacted by the market prices of our equity and debt securities, as well as the assumptions and estimates about our future activity levels, profitability and cash flows. We conduct our annual impairment test as of December 31 of each year. For the annual test completed as of December 31, 2011, no impairment of our goodwill was indicated. See “Note 8. Goodwill and Other Intangible Assets,” for further discussion.
Internal-Use Software
We capitalize costs incurred during the application development stage of internal-use software and amortize these costs over the software’s estimated useful life, generally five to seven years. Costs incurred related to selection or maintenance of internal-use software are expensed as incurred.
Litigation
When estimating our liabilities related to litigation, we take into account all available facts and circumstances in order to determine whether a loss is probable and reasonably estimable.
Various suits and claims arising in the ordinary course of business are pending against us. We conduct business throughout the continental United States and may be subject to jury verdicts or arbitrations that result in outcomes in favor of the plaintiffs. We are also exposed to various claims abroad. We continually assess our contingent liabilities, including potential litigation liabilities, as well as the adequacy of our accruals and our need for the disclosure of these items. We establish a provision for a contingent liability when it is probable that a liability has been incurred and the amount is reasonably estimable. See “Note 16. Commitments and Contingencies.”

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental
Our operations routinely involve the storage, handling, transport and disposal of bulk waste materials, some of which contain oil, contaminants, and regulated substances. These operations are subject to various federal, state and local laws and regulations intended to protect the environment. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations and that have no future economic benefits are expensed. We record liabilities on an undiscounted basis when our remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated. While our litigation reserves reflect the application of our insurance coverage, our environmental reserves do not reflect management’s assessment of the insurance coverage that may apply to the matters at issue. See “Note 16. Commitments and Contingencies.”
Self-Insurance
We are largely self-insured against physical damage to our equipment and automobiles as well as workers’ compensation claims. The accruals that we maintain on our consolidated balance sheet relate to these deductibles and self-insured retentions, which we estimate through the use of historical claims data and trend analysis. To assist management with the liability amount for our self-insurance reserves, we utilize the services of a third party actuary. The actual outcome of any claim could differ significantly from estimated amounts. We adjust loss estimates in the calculation of these accruals, based upon actual claim settlements and reported claims. See “Note 16. Commitments and Contingencies.”
Income Taxes
We account for deferred income taxes using the asset and liability method and provide income taxes for all significant temporary differences. Management determines our current tax liability as well as taxes incurred as a result of current operations, but which are deferred until future periods. Current taxes payable represent our liability related to our income tax returns for the current year, while net deferred tax expense or benefit represents the change in the balance of deferred tax assets and liabilities reported on our consolidated balance sheets. Management estimates the changes in both deferred tax assets and liabilities using the basis of assets and liabilities for financial reporting purposes and for enacted rates that management estimates will be in effect when the differences reverse. Further, management makes certain assumptions about the timing of temporary tax differences for the differing treatments of certain items for tax and accounting purposes or whether such differences are permanent. The final determination of our tax liability involves the interpretation of local tax laws, tax treaties, and related authorities in each jurisdiction as well as the significant use of estimates and assumptions regarding the scope of future operations and results achieved and the timing and nature of income earned and expenditures incurred.
We establish valuation allowances to reduce deferred tax assets if we determine that it is more likely than not (e.g., a likelihood of more than 50%) that some portion or all of the deferred tax assets will not be realized in future periods. To assess the likelihood, we use estimates and judgment regarding our future taxable income, as well as the jurisdiction in which this taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted results, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. Additionally, we record uncertain tax positions at their net recognizable amount, based on the amount that management deems is more likely than not to be sustained upon ultimate settlement with the tax authorities in the domestic and international tax jurisdictions in which we operate.
See “Note 14. Income Taxes” for further discussion of accounting for income taxes, changes in our valuation allowance, components of our tax rate reconciliation and realization of loss carryforwards.
Earnings Per Share
Basic earnings per common share is determined by dividing net earnings applicable to common stock by the weighted average number of common shares actually outstanding during the period. Diluted earnings per common share is based on the increased number of shares that would be outstanding assuming conversion of dilutive outstanding convertible securities using the treasury stock and “as if converted” methods. See “Note 9. Earnings Per Share.”

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Share-Based Compensation
In the past, we have issued stock options, shares of restricted common stock, restricted stock units, stock appreciation rights (“SARs”), phantom shares and performance units to our employees as part of those employees’ compensation and as a retention tool. For our options, restricted shares and SARs, we calculate the fair value of the awards on the grant date and amortize that fair value to compensation expense ratably over the vesting period of the award, net of estimated and actual forfeitures. The fair value of our stock option and SAR awards are estimated using a Black-Scholes fair value model. The valuation of our stock options and SARs requires us to estimate the expected term of award, which we estimated using the simplified method, as we did not have sufficient historical exercise information because of past legal restrictions on the exercise of our stock options. Additionally, the valuation of our stock option and SARs awards is also dependent on our historical stock price volatility, which we calculate using a lookback period equivalent to the expected term of the award, a risk-free interest rate, and an estimate of future forfeitures. The grant-date fair value of our restricted stock awards is determined using our stock price on the grant date. Our phantom shares and performance units are treated as “liability” awards and carried at fair value at each balance sheet date, with changes in fair value recorded as a component of compensation expense and an offsetting liability on our consolidated balance sheet. We record share-based compensation as a component of general and administrative and direct operating expense for the applicable individual. See “Note 20. Share-Based Compensation.”
Foreign Currency Gains and Losses
For our international locations in Mexico, Russia and Canada, where the local currency is the functional currency, assets and liabilities are translated at the rates of exchange on the balance sheet date, while income and expense items are translated at average rates of exchange during the period. The resulting gains or losses arising from the translation of accounts from the functional currency to the U.S. Dollar are included as a separate component of stockholders’ equity in other comprehensive income until a partial or complete sale or liquidation of our net investment in the foreign entity. See “Note 17. Accumulated Other Comprehensive Loss.”
From time to time our foreign subsidiaries may enter into transactions that are denominated in currencies other than their functional currency. These transactions are initially recorded in the functional currency of that subsidiary based on the applicable exchange rate in effect on the date of the transaction. At the end of each month, these transactions are remeasured to an equivalent amount of the functional currency based on the applicable exchange rates in effect at that time. Any adjustment required to remeasure a transaction to the equivalent amount of the functional currency at the end of the month is recorded in the income or loss of the foreign subsidiary as a component of other income, net.
Comprehensive Income
We display comprehensive income (loss) and its components in our financial statements, and we classify items of comprehensive income by their nature in our financial statements and display the accumulated balance of other comprehensive income separately in our stockholders’ equity.
Leases
We lease real property and equipment through various leasing arrangements. When we enter into a leasing arrangement, we analyze the terms of the arrangement to determine whether the lease should be accounted for as an operating lease or a capital lease.
We periodically incur costs to improve the assets that we lease under these arrangements. If the value of the leasehold improvements exceeds our threshold for capitalization, we record the improvement as a component of our property and equipment and amortize the improvement over the useful life of the improvement or the lease term, whichever is shorter.
Certain of our operating lease agreements are structured to include scheduled and specified rent increases over the term of the lease agreement. These increases may be the result of an inducement or “rent holiday” conveyed to us early in the lease, or are included to reflect the anticipated effects of inflation. We recognize scheduled and specified rent increases on a straight-line basis over the term of the lease agreement. In addition, certain of our operating lease agreements contain incentives to induce us to enter into the lease agreement, such as up-front cash payments to us, payment by the lessor of our costs, such as moving expenses, or the assumption by the lessor of our pre-existing lease agreements with third parties. Any payments made to us or on our behalf represent incentives that we consider to be a reduction of our rent expense, and are recognized on a straight-line basis over the term of the lease agreement.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

New Accounting Standards Adopted in this Report
ASU 2009-13.    In October 2009, the FASB issued ASU 2009-13, Revenue Recognition (Topic 605) — Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force (“ASU 2009-13”). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements where products or services are accounted for separately rather than as a combined unit, and addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. As a result of ASU 2009-13, multiple-deliverable arrangements will be separated in more circumstances than under prior guidance. ASU 2009-13 establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price will be based on vendor-specific objective evidence (“VSOE”) if it is available, on third-party evidence if VSOE is not available, or on an estimated selling price if neither VSOE nor third-party evidence is available. ASU 2009-13 also requires that an entity determine its best estimate of selling price in a manner that is consistent with that used to determine the selling price of the deliverable on a stand-alone basis, and increases the disclosure requirements related to an entity’s multiple-deliverable revenue arrangements. ASU 2009-13 must be prospectively applied to all revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Entities may elect, but are not required, to adopt the amendments retrospectively for all periods presented. We adopted the provisions of ASU 2009-13 on January 1, 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2009-14.    In October 2009, the FASB issued ASU 2009-14, Software (Topic 985) — Certain Revenue Arrangements That Include Software Elements — a consensus of the FASB Emerging Issues Task Force (“ASU 2009-14”). ASU 2009-14 was issued to address concerns relating to the accounting for revenue arrangements that contain tangible products and software that is “more than incidental” to the product as a whole. ASU 2009-14 changes the accounting model for revenue arrangements that include both tangible products and software elements to exclude those where the software components are essential to the tangible products’ core functionality. In addition, ASU 2009-14 also requires that hardware components of a tangible product containing software components always be excluded from the software revenue recognition guidance, and provides guidance on how to determine which software, if any, relating to tangible products is considered essential to the tangible products’ functionality and should be excluded from the scope of software revenue recognition guidance. ASU 2009-14 also provides guidance on how to allocate arrangement consideration to deliverables in an arrangement that contains tangible products and software that is not essential to the product’s functionality. ASU 2009-14 was issued concurrently with ASU 2009-13 and also requires entities to provide the disclosures required by ASU 2009-13 that are included within the scope of ASU 2009-14. ASU 2009-14 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Entities may also elect, but are not required, to adopt ASU 2009-14 retrospectively to prior periods, and must adopt ASU 2009-14 in the same period and using the same transition methods that it uses to adopt ASU 2009-13. We adopted the provisions of ASU 2009-14 on January 1, 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2010-13.    In April 2010, the FASB issued ASU No. 2010-13, Compensation — Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades. This ASU codifies the consensus reached in EITF Issue No. 09-J, “Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” The amendments to the Codification clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity shares trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. ASU 2010-13 is effective for fiscal years beginning on or after December 15, 2010. The amendments in this update should be applied by recording a cumulative-effect adjustment to the opening balance of retained earnings. The cumulative-effect adjustment should be calculated for all awards outstanding as of the beginning of the fiscal year in which the amendments are initially applied, as if the amendments had been applied consistently since the inception of the award. The cumulative-effect adjustment should be presented separately. We adopted the provisions of ASU 2010-13 on January 1, 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ASU 2010-28.    In December 2010, the FASB issued ASU No. 2010-28, Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts. This ASU reflects the decision reached in EITF Issue No. 10-A. The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. We adopted the provisions of ASU 2010-28 on January 1, 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2010-29.    In December 2010, the FASB issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This ASU reflects the decision reached in EITF Issue No. 10-G. The amendments in this ASU affect any public entity as defined by Topic 805, Business Combinations, that enters into business combinations that are material on an individual or aggregate basis. The amendments in this ASU specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. We adopted the provisions of ASU 2010-29 on January 1, 2011, and the adoption of this standard required us to modify and expand disclosures related to our 2011 acquisition, but it did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2011-05.    In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The amendments in this ASU allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU 2011-5 should be applied retrospectively for interim and annual reporting periods beginning after December 15, 2011 with early adoption permitted. We early adopted the provisions of ASU 2011-05 during the fourth quarter of 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2011-12.    In December 2011, the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendment to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU defers the guidance on whether to require entities to present reclassification adjustments out of accumulated other comprehensive income by components in both the statement where net income is presented and the statement where other comprehensive income is presented for both interim and annual financial statements. ASU 2011-12 reinstated the requirements for the presentation of reclassifications that were in place prior to the issuance of ASU 2011-5 and did not change the effective date of ASU 2011-05. ASU 2011-12 should be applied consistently with ASU 2011-05; accordingly, this ASU is to be applied retrospectively for interim and annual reporting periods beginning after December 15, 2011, with early adoption permitted. We early adopted the provisions of ASU 2011-12 during the fourth quarter of 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
ASU 2011-08.    In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This ASU is intended to simplify how entities, both public and nonpublic, test goodwill for impairment. ASU 2011-08 permits an entity to first assess qualitative factors to determine whether it is “more likely than not” that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in Topic 350, Intangibles — Goodwill and Other. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We adopted the provisions of ASU 2011-08 during the fourth quarter of 2011, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Standards Not Yet Adopted in this Report
ASU 2011-04.    In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This ASU represents the converged guidance of the FASB and the IASB on measuring fair value and for disclosing information about fair value measurements. The amendments in this ASU clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and changes particular principles or requirements for measuring fair value and for disclosing information about fair value measurements. ASU 2011-4 is effective prospectively for interim and annual reporting periods beginning after December 15, 2011. We adopted the provisions of ASU 2011-04 on January 1, 2012, and the adoption of this standard did not have a material impact on our financial position, results of operations, or cash flows.
NOTE 2.    ACQUISITIONS
2011 Acquisitions
Edge Oilfield Services, LLC and Summit Oilfield Services, LLC (collectively, “Edge”).    On August 5, 2011, we completed the acquisition of Edge. We accounted for this acquisition as a business combination. The results of operations for Edge have been included in our consolidated financial statements from the acquisition date.
The total consideration for the acquisition was approximately $305.9 million consisting of approximately 7.5 million shares of our common stock and approximately $187.9 million in cash, which included $26.3 million to reimburse Edge for growth capital expenditures incurred between March 1, 2011 and the date of closing, net of working capital adjustments of $1.8 million. Edge primarily rents frac stack equipment used to support hydraulic fracturing operations and the associated flowback of frac fluids, proppants, oil and natural gas. It also provides well testing services, rental equipment such as pumps and power swivels, and oilfield fishing services. This transaction complements our existing fishing and rental services business and significantly increases our fleet of rental equipment. The acquisition-date fair value of the consideration transferred totaled $305.9 million which consisted of the following (in thousands):

Cash	$189,696
Key common stock	117,919
Consideration transferred	$307,615
Working capital adjustment	(1,752)
Total	$305,863
The fair value of the 7.5 million common shares issued was $15.62 per share based on the closing price on the acquisition date (August 5, 2011). We finalized the purchase accounting related to this acquisition as of June 30, 2012. The following table summarizes the fair values of the assets acquired and liabilities assumed.

(in thousands)
At August 5, 2011:
Cash and cash equivalents	$886
Accounts receivable	21,124
Other current assets	234
Property and equipment	87,185
Intangible assets	49,310
Other long term assets	3,826
Total identifiable assets acquired	162,565
Current liabilities	19,406
Total liabilities assumed	19,406
Net identifiable assets acquired	143,159
Goodwill	162,704
Net assets acquired	$305,863
Of the $49.3 million of acquired intangible assets, $40.0 million was assigned to customer relationships that will be amortized as the value of the relationships are realized using expected rates of 12.5%, 30.0%, 30.0%, 11.0%, 6.4%, 3.8%, 2.5%, 1.7%, 1.2%, and 0.8% from 2011 through 2020. In addition, $5.1 million of acquired intangible assets was assigned to tradenames which are not amortized. The remaining $4.2 million of acquired intangible assets were assigned to non-compete agreements that will be amortized on a straight-line basis over 38 months.
The fair value and gross contractual amount of accounts receivable acquired on August 5, 2011 was $21.1 million. We do not expect any of these receivables to be uncollectible.
All of the goodwill acquired was assigned to our fishing and rental business, which is part of our U.S. reportable segment. We believe the goodwill recognized is attributable primarily to the acquired workforce and expansion of a growing service line. All of the goodwill is expected to be deductible for income tax purposes. The fair value of the acquired goodwill is preliminary pending receipt of the final valuation.
Transaction costs related to this acquisition were $3.6 million for the year ended December 31, 2011, and are included in general and administrative expenses on the consolidated statements of operations.
Included in our consolidated statements of operations for the year ended December 31, 2011, related to this acquisition are revenues of $52.5 million and operating income of $14.7 million from the acquisition date through December 31, 2011.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following represents the pro forma consolidated income statement as if the Edge acquisition had been included in our consolidated results as of January 1, 2010 for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
	2011	2010
	(unaudited) (in thousands, except per share amounts)
REVENUES	$1,803,768	$1,130,854
COSTS AND EXPENSES:
Direct operating expenses	1,115,770	773,701
Depreciation and amortization expense[1]	176,298	149,930
General and administrative expenses[2]	227,652	198,973
Operating income	284,048	8,250
Loss on early extinguishment of debt	46,451	—
Interest expense, net of amounts capitalized	42,389	43,688
Other (income) expense, net	(7,585)	613
Income (loss) from continuing operations before tax	202,793	(36,051)
Income tax (expense) benefit[3]	(76,169)	15,285
Income (loss) from continuing operations	126,624	(20,766)
Income from discontinued operations, net of tax	(10,303)	95,113
Net income	116,321	74,347
Loss attributable to noncontrolling interest	(806)	(3,146)
INCOME ATTRIBUTABLE TO KEY	$117,127	$77,493
Earnings per share attributable to Key:
Basic	$0.79	$0.57
Diluted	$0.79	$0.57
Weighted average shares outstanding[4]:
Basic	150,397	136,917
Diluted	150,705	136,917

Pro Forma Adjustments

[1]
Depreciation and amortization expense for all periods has been adjusted to reflect the additional expense that would have been charged assuming the fair value adjustments to property and equipment and intangible assets had been applied on January 1, 2010.

[2]	General and administrative expenses for the years ended December 31, 2011 and 2010 have been adjusted for 3.6 million of transaction costs. The costs were removed from 2011 and included in 2010.

[3]	Income tax (expense) benefit for all periods has been adjusted to reflect applicable corporate tax as if Edge had been acquired and converted from its LLC status on January 1, 2010.

[4]	Weighted average shares outstanding has been adjusted to reflect the issuance of shares in the Edge transaction as if the transaction occurred on January 1, 2010.
These unaudited pro forma results, based on assumptions deemed appropriate by management, have been prepared for informational purposes only and are not necessarily indicative of our results if the acquisition had occurred on January 1, 2010 for the years ended December 31, 2011 and 2010. These amounts have been calculated after applying our accounting policies and adjusting the results of Edge as if these changes had been applied on January 1, 2010, together with the consequential tax effects.
Equity Energy Company (“EEC”).    In January 2011, we acquired 10 saltwater disposal (“SWD”) wells from EEC for approximately $14.3 million. Most of these SWD wells are located in North Dakota. We accounted for this purchase as an asset acquisition.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2010 Acquisitions
Enhanced Oilfield Technologies, LLC (“EOT”).    In December 2010, we acquired 100% of the equity interests in EOT, a privately held oilfield technology company, for a cash payment of $11.7 million and a performance earn-out equal to 8% of adjusted revenue over five years from the acquisition date. We have estimated our liability under the earn-out agreement to be $2.8 million. We accounted for this acquisition as a business combination. The acquired business was at the time of acquisition, and continues to be, in the developmental stage. The goodwill acquired of $10.1 million was assigned to fishing and rental services, which is included in our U.S. reportable segment. The acquired intangible asset of $4.4 million was assigned to developed technology and will be amortized on a straight line basis over a period of 20 years. We finalized the third-party valuations of the intangible assets during the fourth quarter of 2011, and our acquisition accounting is final.
Five J.A.B., Inc. and Affiliates (“5 JAB”).    In November 2010, we acquired 13 rigs and associated equipment from 5 JAB for cash consideration of approximately $14.6 million. We have accounted for this acquisition as a business combination. The goodwill acquired was assigned to rig-based services and is included in our U.S. reportable segment. We completed the valuations of the property and equipment and intangible assets acquired during the second quarter of 2011, and our acquisition accounting is final.
OFS Energy Services, LLC (“OFS”).    In October 2010, we acquired certain subsidiaries, together with associated assets, owned by OFS, an oilfield services company owned by ArcLight Capital Partners, LLC. The total consideration for the acquisition was 15.8 million shares of our common stock and a cash payment of $75.9 million including a final working capital adjustment of $0.1 million. We accounted for this acquisition as a business combination. The results of operations for the acquired businesses have been included in our consolidated financial statements since the date of acquisition. We finalized the third-party valuations of the tangible and intangible assets during the second quarter of 2011, and our acquisition accounting is final.
Other Acquisitions.    We also completed an asset acquisition during 2010 as part of our business strategy. In June 2010, we acquired five large-diameter capable coiled tubing units and associated equipment for approximately $12.7 million in cash from Express Energy Services, a privately held oilfield services company.
2009 Acquisitions
Geostream Services Group (“Geostream”).    On September 1, 2009, we acquired an additional 24% interest in Geostream for $16.4 million. This was our second investment in Geostream pursuant to an agreement dated August 26, 2008, as amended. This second investment brought our total investment in Geostream to 50%. Prior to the acquisition of the additional interest, we accounted for our ownership in Geostream as an equity method investment. Upon acquiring the 50% interest, we also obtained majority representation on Geostream’s board of directors and a controlling interest. We accounted for this acquisition as a business combination achieved in stages. The results of Geostream have been included in our consolidated financial statements since the acquisition date, with the portion outside of our control forming a noncontrolling interest.
The acquisition date fair value of the consideration transferred totaled approximately $35.0 million, which consisted of cash consideration in the second investment and the fair value of our previous equity interest. The acquisition date fair value of our previous equity interest was approximately $18.3 million. We recognized a loss of $0.2 million as a result of remeasuring our prior equity interest in Geostream held before the business combination, which is included in the line item “other income, net” in the 2009 consolidated statements of operations.
All of the purchase price allocations for 2009 acquisitions were finalized in 2010 without significant changes.
NOTE 3.    DISCONTINUED OPERATIONS
In February 2012, we announced our decision to sell our Argentina operations and began marketing this business to potential buyers. As a result of our plan to sell this business, the Argentina operations met the held for sale classification. At that time, we discontinued depreciation and amortization of Argentina's property, plant and equipment. We recorded a pre-tax noncash impairment charge of $41.5 million ($26.9 million after tax) during the first quarter of 2012.
On September 14, 2012, we sold our Argentina operations to Power Infrastructure LTD, a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. We are reporting our operations with respect to the Argentina business as a discontinued operations for all periods presented.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the assets and liabilities of this disposal group as of December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
	(in thousands)
Current assets held for sale:
Accounts receivable, net of allowance for doubtful accounts of $69 and $74	$41,682	$27,168
Inventories	8,018	7,982
Prepaid expenses	1,198	1,056
Deferred tax assets	2,454	854
Other current assets	6,991	4,945
Total current assets held for sale	60,343	42,005
Noncurrent assets held for sale:
Property and equipment, gross	39,292	42,872
Accumulated depreciation	(26,296)	(26,925)
Property and equipment, net	12,996	15,947
Goodwill	661	714
Deposits	7	7
Other assets	9,219	5,536
Total noncurrent assets held for sale	22,883	22,204
TOTAL ASSETS	83,226	64,209
Liabilities directly associated with assets held for sale:
Accounts payable	7,101	6,187
Other current liabilities	34,789	22,144
Total liabilities directly associated with assets held for sale	41,890	28,331
TOTAL NET ASSETS HELD FOR SALE FROM DISCONTINUED OPERATIONS	$41,336	$35,878

The following table presents the results of operations for the business sold in this transaction for the three years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
REVENUES	$117,672	$91,089	$68,625
COSTS AND EXPENSES:
Direct operating expenses	111,893	88,571	66,135
Depreciation and amortization expense	2,658	3,149	3,742
General and administrative expenses	14,769	12,083	11,920
Asset retirements and impairments	—	—	267
Operating (loss)	(11,648)	(12,714)	(13,439)
Interest expense, net of amounts capitalized	1,694	719	164
Other (income) expense, net	3,159	110	(682)
Loss before taxes	(16,501)	(13,543)	(12,921)
Income tax benefit	5,820	2,551	4,442
Net (loss)	$(10,681)	$(10,992)	$(8,479)

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 1, 2010, we completed the sale of our pressure pumping and wireline businesses to Patterson-UTI Energy (“Patterson-UTI”). Management determined to sell these businesses because they were not aligned with our core business strategy of well intervention and international expansion. For the periods presented in this report, we show the results of operations related to these businesses as discontinued operations for all periods. Prior to the sale, the businesses sold to Patterson-UTI were reported as part of our U.S. segment. The sale of these businesses represented the sale of a significant portion of a reporting unit which requires the reassessment of goodwill. However, due to previous impairment charges, there was no goodwill related to this segment remaining in 2010. Because the agreed-upon purchase price for the businesses exceeded the carrying value of the assets being sold, we did not record a write-down on these assets on the date that they became classified as held for sale. The carrying value of the assets sold was $76.5 million as of September 30, 2010 and $74.3 million as of December 31, 2009. We discontinued depreciation and amortization of our pressure pumping and wireline property and equipment at June 30, 2010 when they were classified as held for sale.
The following table presents the results of discontinued operations for the businesses sold in connection with this transaction:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
REVENUES	$—	$197,704	$122,966
COSTS AND EXPENSES:
Direct operating expenses	—	154,369	103,515
Depreciation and amortization expense	—	6,758	20,329
General and administrative expenses	—	11,734	6,556
Asset retirements and impairments	—	—	62,767
Operating income (loss)	—	24,843	(70,201)
Interest expense, net of amounts capitalized	—	(262)	(336)
Other (income) expense, net	—	(75)	714
Gain on sale of discontinued operations	—	(154,355)	—
Income (loss) before taxes	—	179,535	(70,579)
Income tax (expense) benefit	—	(73,790)	25,151
Net income (loss)	$—	$105,745	$(45,428)

NOTE 4.    CURRENT ACCRUED LIABILITIES AND OTHER NON-CURRENT LIABILITIES
The table below presents comparative detailed information about our current accrued liabilities at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
	(in thousands)
Current Accrued Liabilities:
Accrued payroll, taxes and employee benefits	$51,558	$21,499
Accrued operating expenditures	40,635	36,785
Income, sales, use and other taxes	27,764	89,416
Self-insurance reserves	32,030	30,195
Insurance premium financing	8,358	7,443
Unsettled legal claims	—	2,600
Share-based compensation liabilities	2,968	1,146
Other	—	6,021
Total	$163,313	$195,105

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below presents comparative detailed information about our other non-current accrued liabilities at December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
	(in thousands)
Non-Current Accrued Liabilities:
Asset retirement obligations	$11,928	$11,003
Environmental liabilities	3,953	4,011
Accrued rent	1,977	1,998
Accrued sales, use and other taxes	7,191	8,397
Other	4,036	2,549
Total	$29,085	$27,958
NOTE 5.    OTHER INCOME, NET
The table below presents comparative detailed information about our other income and expense from continuing operations for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Interest income	$(26)	$(130)	$(481)
Foreign exchange gain	(3,058)	(1,681)	(1,536)
Gain on sale of equity method investment	(4,783)	—	—
Other expense (income), net	(1,110)	(996)	1,393
Total	$(8,977)	$(2,807)	$(624)

NOTE 6.    ALLOWANCE FOR DOUBTFUL ACCOUNTS
The table below presents a rollforward of our allowance for doubtful accounts for the years ended December 31, 2011, 2010 and 2009:

		Additions
	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts	Deductions	Balance at End of Period
	(in thousands)
As of December 31, 2011	$7,717	$2,559	$519	$(2,782)	$8,013
As of December 31, 2010	5,380	3,833	896	(2,392)	7,717
As of December 31, 2009	11,336	3,295	—	(9,251)	5,380
NOTE 7.     PROPERTY AND EQUIPMENT
Property and equipment consists of the following:

	December 31,
	2011	2010
	(in thousands)
Major classes of property and equipment:
Oilfield service equipment	$1,701,303	$1,381,792
Disposal wells	88,998	68,834
Motor vehicles	114,047	86,896
Furniture and equipment	110,668	103,493
Buildings and land	61,278	59,737
Work in progress	108,516	88,819
Gross property and equipment	2,184,810	1,789,571
Accumulated depreciation	(987,510)	(868,774)
Net property and equipment	$1,197,300	$920,797

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We capitalize costs incurred during the application development stage of internal-use software. These costs are capitalized to work in progress until such time the application is put in service. For the years ended December 31, 2011, 2010 and 2009, we capitalized costs in the amount of $1.2 million, $14.7 million and $13.1 million, respectively.
Interest is capitalized on the average amount of accumulated expenditures for major capital projects under construction using an effective interest rate based on related debt until the underlying assets are placed into service. Capitalized interest for the years ended December 31, 2011, 2010 and 2009 was $1.7 million, $3.5 million, and $4.0 million, respectively.
We are obligated under various capital leases for certain vehicles and equipment that expire at various dates during the next two years. The carrying value of assets acquired under capital leases consists of the following:

	December 31,
	2011	2010
	(in thousands)
Values of assets leased under capital lease obligations:
Well servicing equipment	$59	$281
Motor vehicles	18,121	18,620
Furniture and fixtures	3,153	3,153
Gross values	21,333	22,054
Accumulated depreciation	(17,741)	(15,738)
Carrying value of leased assets	$3,592	$6,316
Depreciation of assets held under capital leases was $2.8 million, $3.2 million, and $3.5 million for the years ended December 31, 2011, 2010 and 2009, respectively, and is included in depreciation and amortization expense in the accompanying consolidated statements of operations.
There were no asset impairment charges for the years ended December 31, 2011 and 2010.
During the third quarter of 2009, we removed from service and retired a portion of our U.S. rig fleet and associated support equipment, resulting in the recording of a pre-tax asset retirement charge of $65.9 million. We retired these rigs in order to better align supply with demand for well servicing as market activity remained low. The asset retirement charge is included in the line item “asset retirements and impairments” in the consolidated statements of operations for the year ended December 31, 2009. These assets were reported under our U.S. segment.
Also, during the third quarter of 2009, we performed an assessment of the fair value of the other assets in our U.S. segment. This assessment resulted in the recording of a pre-tax impairment charge of $31.1 million during the third quarter of 2009. The asset impairment charge is included in the line item “asset retirements and impairments” in the consolidated statements of operations for the year ended December 31, 2009.

NOTE 8.    GOODWILL AND OTHER INTANGIBLE ASSETS
The changes in the carrying amount of our goodwill for the years ended December 31, 2011 and 2010 are as follows:

	U.S.	International	Total
	(in thousands)
December 31, 2009	$316,513	$28,846	$345,359
Purchase price allocation and other adjustments, net	3,750	—	3,750
Goodwill acquired during the period	97,784	—	97,784
Impact of foreign currency translation	—	2	2
December 31, 2010	418,047	28,848	446,895
Purchase price allocation and other adjustments, net	16,705	—	16,705
Goodwill acquired during the period	160,297	—	160,297
Impact of foreign currency translation	—	(1,124)	(1,124)
December 31, 2011	$595,049	$27,724	$622,773

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of our other intangible assets as of December 31, 2011 and 2010 are as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
Noncompete agreements:
Gross carrying value	$19,242	$15,058
Accumulated amortization	(12,278)	(8,224)
Net carrying value	$6,964	$6,834
Patents, trademarks and tradename:
Gross carrying value	$13,393	$17,461
Accumulated amortization	(655)	(927)
Net carrying value	$12,738	$16,534
Customer relationships and contracts:
Gross carrying value	$101,064	$60,057
Accumulated amortization	(43,098)	(26,059)
Net carrying value	$57,966	$33,998
Developed technology:
Gross carrying value	$7,592	$3,106
Accumulated amortization	(3,393)	(2,476)
Net carrying value	$4,199	$630
Customer backlog:
Gross carrying value	$778	$762
Accumulated amortization	(778)	(607)
Net carrying value	$—	$155
Total:
Gross carrying value	$142,069	$96,444
Accumulated amortization	(60,202)	(38,293)
Net carrying value	$81,867	$58,151

Amortization expense for our intangible assets with determinable lives was as follows:

	Year Ended December 31,
	(in thousands)
	2011	2010	2009
Noncompete agreements	$4,154	$2,707	$3,222
Patents, trademarks and tradename	202	262	489
Customer relationships and contracts	15,830	7,349	8,679
Developed technology	883	752	659
Customer backlog	162	184	167
Total intangible asset amortization expense	$21,231	$11,254	$13,216

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Of our intangible assets at December 31, 2011, $12.4 million are indefinite-lived tradenames and not subject to amortization. The weighted average remaining amortization periods and expected amortization expense for the next five years for our definite lived intangible assets are as follows:

	Weighted average remaining amortization period (years)	Expected Amortization Expense
		2012	2013	2014	2015	2016
		(in thousands)
Noncompete agreements	2.2	$3,854	$1,758	$1,352	$—	$—
Patents, trademarks and tradename	4.3	179	123	123	54	40
Customer relationships and contracts	8.3	18,708	16,866	8,501	5,577	3,530
Developed technology	19.0	221	221	221	221	221
Total intangible asset amortization expense		$22,962	$18,968	$10,198	$5,852	$3,791
Certain of our goodwill and intangible assets are denominated in currencies other than U.S. Dollars and, as such, the values of these assets are subject to fluctuations associated with changes in exchange rates. Additionally, certain of these assets are also subject to purchase accounting adjustments. The estimated fair values of intangible assets obtained through the Edge acquisition are based on preliminary information which is subject to change until the final valuation is obtained. Additions to goodwill and intangibles during 2011 relate to the Edge acquisition, and are subject to purchase accounting adjustments. Purchase accounting adjustments in 2011 relate to reduction of fixed assets and intangibles acquired from OFS in 2010, and adjustments to the goodwill and intangibles related to the EOT and 5 JAB acquisitions. We do not believe the impact of these purchase accounting adjustments is material to our consolidated financial statements for the year ended December 31, 2010.
We performed our qualitative analysis of goodwill impairment as of December 31, 2011. Based on this analysis, our rig services, fluid management services, intervention services, fishing and rental services and our Canadian reporting unit did not have triggering events that would indicate it was not “more likely than not” that the fair value of these reporting units was higher than the carrying amount. However, we determined it was necessary to perform the first step of the goodwill impairment test for our Russia reporting unit. Under the first step of the goodwill impairment test, we compared the fair value of each reporting unit to its carrying amount, including goodwill. Based on the results of step 1, the fair value of our Russian reporting unit exceeded its carrying value. A key assumption in our model is that revenue related to this reporting unit will increase in future years based on growth and pricing increases. Potential events that could affect this assumption are the level of development, exploration and production activity of, and corresponding capital spending by, oil and natural gas companies in Russia, oil and natural gas production costs, government regulations and conditions in the worldwide oil and natural gas industry. Other possible events that could affect this assumption are the ability to acquire additional assets and deployment of these assets into the region. As this test concluded that the fair value of the Russian reporting unit exceeded its carrying value, the second step of the goodwill impairment test was not required. Because the fair value of the reporting unit exceeded its carrying value, we determined that no impairment of our goodwill associated with our reporting unit existed as of December 31, 2011, and that step two of the impairment test was not required.
Upon completion of the 2010 assessment, the fair value of our rig services, coiled tubing services, fluid management services reporting units and our Russian and Canadian reporting units substantially exceeded their carrying values. Because the fair value of the reporting units substantially exceeded their carrying values, we determined that no potential for impairment of our goodwill associated with those reporting units existed as of December 31, 2010, and that step two of the impairment test was not required.
In 2009, we identified triggering events which required us to test our goodwill for impairment during the third quarter of 2009. Upon completion of the 2009 assessment, we recorded a pre-tax impairment charge of $0.5 million to our U.S. segment. The impairment charge is included in the line item “asset retirements and impairments” in the consolidated statements of operations for the year ended December 31, 2009. We tested our goodwill for potential impairment again on the 2009 annual testing date. The results of that test indicated that none of our reporting units that had goodwill had a fair value which was not substantially in excess of its carrying value, and no goodwill existed at any of our reporting units that were at risk of failing step one of the goodwill impairment test.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 9.    EARNINGS PER SHARE
The following table presents our basic and diluted earnings per share for the years ended December 31, 2011, 2010 and 2009:

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Basic EPS Calculation:
Numerator
Income (loss) from continuing operations attributable to Key	$112,142	$(21,258)	$(102,214)
Income (loss) from discontinued operations, net of tax	(10,681)	94,753	(53,907)
Income (loss) attributable to Key	$101,461	$73,495	$(156,121)
Denominator
Weighted average shares outstanding	145,909	129,368	121,072
Basic earnings (loss) per share from continuing operations attributable to Key	$0.77	$(0.16)	$(0.84)
Basic earnings (loss) per share from discontinued operations	(0.07)	0.73	(0.45)
Basic earnings (loss) per share attributable to Key	$0.70	$0.57	$(1.29)
Diluted EPS Calculation:
Numerator
Income (loss) from continuing operations attributable to Key	$112,142	$(21,258)	$(102,214)
Income (loss) from discontinued operations, net of tax	(10,681)	94,753	(53,907)
Income (loss) attributable to Key	$101,461	$73,495	$(156,121)
Denominator
Weighted average shares outstanding	145,909	129,368	121,072
Stock options	201	—	—
Warrants	48	—	—
Stock appreciation rights	59	—	—
Total	146,217	129,368	121,072
Diluted earnings (loss) per share from continuing operations attributable to Key	$0.76	$(0.16)	$(0.84)
Diluted earnings (loss) per share from discontinued operations	(0.07)	0.73	(0.45)
Diluted earnings (loss) per share attributable to Key	$0.69	$0.57	$(1.29)
Stock options, warrants and SARs are included in the computation of diluted earnings per share using the treasury stock method. Restricted stock awards are legally considered issued and outstanding when granted and are included in basic weighted average shares outstanding. The diluted earnings per share calculation for the years ended December 31, 2011, 2010 and 2009 excludes the potential exercise of 1.3 million, 2.8 million and 3.5 million stock options, respectively, because the effect would be anti-dilutive. For 2011, these options were considered anti-dilutive because the exercise prices exceeded the average price of our stock. None of our SARs were anti-dilutive for the year ended December 31, 2011. The diluted earnings per share calculation for the years ended December 31, 2010 and 2009 each exclude the potential exercise of 0.4 million SARs because the effects of such exercises on earnings per share in those periods would be anti-dilutive. For 2010 and 2009, these options and SARs would be anti-dilutive because of our net loss from continuing operations in those years.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 10.    ASSET RETIREMENT OBLIGATIONS
In connection with our well servicing activities, we operate a number of SWD facilities. Our operations involve the transportation, handling and disposal of fluids in our SWD facilities that are by-products of the drilling process. SWD facilities used in connection with our fluid hauling operations are subject to future costs associated with the retirement of these properties. As a result, we have incurred costs associated with the proper storage and disposal of these materials.
Annual amortization of the assets associated with the asset retirement obligations was $0.6 million, $0.5 million, and $0.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. A summary of changes in our asset retirement obligations is as follows (in thousands):

Balance at December 31, 2009	$10,045
Additions	1,023
Costs incurred	(342)
Accretion expense	525
Disposals	(248)
Balance at December 31, 2010	11,003
Additions	741
Costs incurred	(400)
Accretion expense	594
Disposals	(10)
Balance at December 31, 2011	$11,928
NOTE 11.    EQUITY METHOD INVESTMENTS
IROC Energy Services Corp.
In April 2011, we sold all of our equity interest (approximately 8.7 million shares) in IROC Energy Services Corp. (“IROC”), an Alberta-based oilfield services company, for $12.0 million, net of fees. We recorded a net gain on sale of $4.8 million (including the write-off of the cumulative translation adjustment of $1.1 million, net of tax) during the second quarter of 2011, as the proceeds received exceeded the carrying value of our investment.
NOTE 12.    VARIABLE INTEREST ENTITIES
On March 7, 2010, we entered into an agreement with AlMansoori Petroleum Services LLC (“AlMansoori”) to form the joint venture AlMansoori Key Energy Services LLC under the laws of Abu Dhabi, UAE. The purpose of the joint venture is to engage in conventional workover and drilling services, pressure pumping services, coiled tubing services, fishing and rental tools and services, rig monitoring services, pipe handling services, fluids, waste treatment, and handling services, and wireline services. AlMansoori holds a 51% interest in the joint venture while we hold a 49% interest. Future capital contributions to the joint venture will be made on equal terms and in equal amounts, and any future share capital increases will be issued in proportion to the initial share capital percentages but paid for by AlMansoori and Key in equal amounts. Also, we share the profits and losses of the joint venture on equal terms and in equal amounts with AlMansoori. However, we hold three of the five board of directors seats and a controlling financial interest. The joint venture does not have sufficient resources to carry on its activities without our financial support; accordingly, we have determined it to be a variable interest entity of which we are the primary beneficiary. We consolidate the entity in our financial statements.
For the years ended December 31, 2011 and 2010, we recognized $10.2 million and $1.0 million of revenue, respectively, and $0.3 million of net income and $1.5 million of net loss, respectively, associated with this joint venture. Also, we have guaranteed the performance of the joint venture under its sole services contract valued at $2.0 million. At December 31, 2011 and 2010, there were $12.4 million and $2.5 million of assets, respectively, and $13.4 million and $4.0 million of liabilities associated with the joint venture. Also, creditors of the joint venture have no recourse against us other than the $2.0 million performance guarantee previously mentioned.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13.    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS
The following is a summary of the carrying amounts and estimated fair values of our financial instruments as of December 31, 2011 and 2010.
Cash, cash equivalents, accounts payable and accrued liabilities.    These carrying amounts approximate fair value because of the short maturity of the instruments or because the carrying value is equal to the fair value of those instruments on the balance sheet date.

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in thousands)
Financial assets:
Notes and accounts receivable — related parties	$735	$735	$1,198	$1,198
Financial liabilities:
6.75% Senior Notes	$475,000	$472,625	$—	$—
8.375% Senior Notes	3,573	3,731	425,000	450,500
Credit Facility revolving loans	295,000	295,000	—	—
Notes receivable-related parties.    The amounts reported relate to notes receivable from certain of our employees related to relocation and retention agreements and certain trade accounts receivable with affiliates. The carrying values of these items approximate their fair values as of the applicable balance sheet dates.
6.75% Senior Notes due 2021.    The fair value of our 2021 Notes is based upon the quoted market prices for those securities as of the dates indicated. The carrying value of these notes as of December 31, 2011 was $475.0 million, and the fair value was $472.6 million (99.5% of carrying value).
8.375% Senior Notes due 2014.     The fair value of our 2014 Notes is based upon the quoted market prices for those securities as of the dates indicated. The carrying value of these notes as of December 31, 2011 was $3.6 million and the fair value was $3.7 million (104.43% of carrying value).
Credit Facility Revolving Loans.    Because of their variable interest rates, the fair values of the revolving loans borrowed under our amended 2011 Credit Facility approximate their carrying values. The carrying and fair values of these loans as of December 31, 2011 were $295 million.

NOTE 14.    INCOME TAXES
The components of our income tax expense are as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Current income tax (expense) benefit:
Federal and state	$28,291	$11,134	$38,878
Foreign	(796)	(3,218)	(4,558)
	27,495	7,916	34,320
Deferred income tax (expense) benefit:
Federal and state	(89,421)	(2,959)	26,664
Foreign	(2,191)	13,004	548
	(91,612)	10,045	27,212
Total income tax (expense) benefit	$(64,117)	$17,961	$61,532

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The sources of our income or loss from continuing operations before income taxes and noncontrolling interest were as follows:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Domestic income (loss)	$160,755	$4,089	$(208,699)
Foreign (loss) income	14,698	(46,454)	44,398
Total income (loss)	$175,453	$(42,365)	$(164,301)
We made federal income tax payments of $53.2 million, zero and $0.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. We made net state income tax payments of $7.6 million, $0.5 million and $5.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. We made net foreign tax payments of $2.9 million, $4.2 million and $7.3 million for the years ended December 31, 2011, 2010 and 2009, respectively. For the years ended December 31, 2011, 2010 and 2009 tax benefits (expense) allocated to stockholders’ equity for compensation expense for income tax purposes in excess of amounts recognized for financial reporting purposes were $4.9 million, $2.1 million and $0.6 million, respectively. In addition, we received a federal income tax refund of $26.2 million in 2011.
Income tax expense differs from amounts computed by applying the statutory federal rate as follows:

	Year Ended December 31,
	2011	2010	2009
Income tax computed at Federal statutory rate	35.00%	35.00%	35.00%
State taxes	2.7%	2.3%	2.7%
Non-deductible goodwill	—%	—%	—%
Change in valuation allowance	—%	—%	—%
Other	(1.3)%	5.1%	(0.2)%
Effective income tax rate	36.40%	42.40%	37.50%

As of December 31, 2011 and 2010, our deferred tax assets and liabilities consisted of the following:

	December 31,
	2011	2010
	(in thousands)
Deferred tax assets:
Net operating loss and tax credit carryforwards	$48,764	$24,100
Self-insurance reserves	16,829	16,623
Allowance for doubtful accounts	2,890	2,518
Accrued liabilities	10,461	13,225
Share-based compensation	10,395	11,275
Other	(74)	(51)
Total deferred tax assets	89,265	67,690
Valuation allowance for deferred tax assets	(835)	(835)
Net deferred tax assets	88,430	66,855
Deferred tax liabilities:
Property and equipment	(254,153)	(142,434)
Intangible assets	(36,818)	(32,515)
Total deferred tax liabilities	(290,971)	(174,949)
Net deferred tax liability, net of valuation allowance	$(202,541)	$(108,094)

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2011 and 2010, deferred tax liabilities decreased by $0.7 million and $0.1 million, respectively, for adjustments to accumulated other comprehensive loss.
In recording deferred income tax assets, we consider whether it is more likely than not that some portion or all of the deferred income tax assets will be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those deferred income tax assets would be deductible. We consider the scheduled reversal of deferred income tax liabilities and projected future taxable income for this determination. To fully realize the deferred income tax assets related to our federal net operating loss carryforwards that do not have a valuation allowance due to Section 382 limitations, we would need to generate future federal taxable income of approximately $2.6 million over the next seven years and $74.4 million over the next fifteen years. With certain exceptions noted below, we believe that after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to the historical evidence, it is more likely than not that these assets will be realized.
We estimate that as of December 31, 2011, 2010 and 2009, we have available $79.3 million, $4.9 million and $7.1 million, respectively, of federal net operating loss carryforwards. Approximately $2.5 million of our net operating losses as of December 31, 2011 are subject to a $1.1 million annual Section 382 limitation and expire in 2018. Approximately $2.4 million of our net operating losses as of December 31, 2011 are subject to a $5,000 annual Section 382 limitation and expire in 2016 through 2018. Due to annual limitations under Sections 382 and 383, management believes that we will not be able to utilize all available carryforwards prior to their ultimate expiration. At December 31, 2011 and 2010, we had a valuation allowance of $0.8 million related to the deferred tax asset associated with our remaining federal net operating loss carryforwards that will expire before utilization due to Section 382 limitations.
We estimate that as of December 31, 2011, 2010 and 2009, we have available approximately $73.3 million, $37.7 million and $64.2 million, respectively, of state net operating loss carryforwards that will expire between 2019 to 2031. The deferred tax asset associated with our remaining state net operating loss carryforwards at December 31, 2011 is $5.8 million. Management believes that it is more likely than not that we will be able to utilize all available carryforwards prior to their ultimate expiration.
We estimate that as of December 31, 2011, 2010 and 2009, we have available approximately $39.6 million, $50.6 million, and $4.9 million, respectively, of foreign net operating loss carryforwards that will expire between 2014 and 2030. The gross deferred tax asset associated with our foreign net operating loss carryforwards at December 31, 2011 is $10.7 million. Management believes that it is more likely than not that we will be able to utilize the net operating loss carryforwards prior to their ultimate expiration in all foreign jurisdictions.
We did not provide for U.S. income taxes or withholding taxes on the 2011 unremitted earnings of our Mexico subsidiaries, as these earnings are considered permanently reinvested because increasing demand for our services requires additional equipment and working capital to support the business. Furthermore, we did not provide for U.S. income taxes on unremitted earnings of our other foreign subsidiaries in 2011 or prior years, as our tax basis in these foreign subsidiaries exceeded the book basis for each period.
We file income tax returns in the United States federal jurisdiction and various states and foreign jurisdictions. We are currently under audit by the Internal Revenue Service for the tax year ended December 31, 2009. Our other significant filings are in Mexico, which have been examined through 2008.
As of December 31, 2011, 2010 and 2009, we had $1.8 million, $2.2 million and $3.2 million, respectively, of unrecognized tax benefits which, if recognized, would impact our effective tax rate. We have accrued $0.6 million, $0.8 million and $1.1 million for the payment of interest and penalties as of December 31, 2011, 2010 and 2009, respectively. We believe that it is reasonably possible that $0.9 million of our currently remaining unrecognized tax positions, each of which are individually insignificant, may be recognized by the end of 2012 as a result of a lapse of the statute of limitations and settlement of an open audit.
We recognized a net tax benefit of $0.5 million in 2011 for expirations of statutes of limitations.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the activity during 2011 and 2010 related to our liabilities for uncertain tax positions (in thousands):

Balance at January 1, 2010	$3,241
Additions based on tax positions related to the current year	192
Decreases in unrecognized tax benefits acquired or assumed in business combinations	(163)
Reductions for tax positions from prior years	(1,016)
Settlements	—
Balance at December 31, 2010	2,254
Additions based on tax positions related to the current year	33
Decreases in unrecognized tax benefits acquired or assumed in business combinations	(207)
Reductions for tax positions from prior years	—
Settlements	—
Balance at December 31, 2011	$2,080

Tax Legislative Changes
The Small Business Jobs Act of 2010.    The Small Business Jobs Act of 2010 extended the first-year bonus depreciation deduction of 50% of the adjusted basis of qualified property acquired and placed in service during 2010 and increased the deduction to 100% of the adjusted basis of qualified property acquired and placed in service after September 8, 2010 and before January 1, 2012. We have estimated $214.6 million of qualifying additions in 2011 resulting in bonus tax depreciation of $214.6 million. We had $131.9 million of qualifying additions in 2010 resulting in bonus tax depreciation of $88.0 million.
The American Recovery and Reinvestment Act of 2009.    The American Recovery and Reinvestment Act of 2009 extended the first-year bonus depreciation deduction of 50% of the adjusted basis of qualified property acquired and placed in service to after December 31, 2008 and before January 1, 2010. We had $66 million of qualifying additions in 2009 resulting in additional 2009 tax depreciation of $33 million.
NOTE 15.    LONG-TERM DEBT
The components of our long-term debt are as follows:

	December 31, 2011	December 31, 2010
	(in thousands)
6.75% Senior Notes due 2021	$475,000	$—
8.375% Senior Notes due 2014	3,573	425,000
Senior Secured Credit Facility revolving loans due 2016	295,000	—
Capital lease obligations	2,096	6,100
Total debt	$775,669	$431,100
Less current portion	(1,694)	(3,979)
Total long-term debt and capital leases	$773,975	$427,121
8.375% Senior Notes due 2014
On November 29, 2007, we issued $425.0 million aggregate principal amount of 8.375% Senior Notes due 2014 (the “2014 Notes”). On March 4, 2011, we repurchased $421.3 million aggregate principal amount of our 2014 Notes at a purchase price of $1,090 per $1,000 principal amount. On March 15, 2011, we repurchased an additional $0.1 million aggregate principal amount at a purchase price of $1,060 per $1,000 principal amount. In connection with the repurchase of the 2014 Notes, we incurred a loss of $44.3 million on the early extinguishment of debt related to the premium paid on the tender, the payment of related fees and the write-off of unamortized loan fees. Interest on the remaining $3.6 million aggregate principal amount of 2014 Notes outstanding is payable on June 1 and December 1 of each year.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.75% Senior Notes due 2021
On March 4, 2011, we issued $475.0 million aggregate principal amount of 6.75% Senior Notes due 2021 (the “2021 Notes”). Net proceeds, after deducting underwriters’ fees and offering expenses, were $466.0 million. We used the net proceeds to repurchase the 2014 Notes as described above, including accrued and unpaid interest, fees and expenses. We capitalized $10.2 million of financing costs associated with the issuance of the 2021 Notes that will be amortized over the term of the notes.
The 2021 Notes are general unsecured senior obligations and are subordinate to all of our existing and future secured indebtedness. The 2021 Notes are or will be jointly and severally guaranteed on a senior unsecured basis by certain of our existing and future domestic subsidiaries. Interest on the 2021 Notes is payable on March 1 and September 1 of each year, beginning on September 1, 2011. The 2021 Notes mature on March 1, 2021.
On or after March 1, 2016, the 2021 Notes will be subject to redemption at any time and from time to time at our option, in whole or in part, at the redemption prices below (expressed as percentages of the principal amount redeemed), plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

Year	Percentage
2016	103.375%
2017	102.250%
2018	101.125%
2019 and thereafter	100.000%
At any time and from time to time before March 1, 2014, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the outstanding 2021 Notes at a redemption price of 106.750% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from any one or more equity offerings provided that (i) at least 65% of the aggregate principal amount of the 2021 Notes remains outstanding immediately after each such redemption and (ii) each such redemption shall occur within 180 days of the date of the closing of such equity offering.
In addition, at any time and from time to time prior to March 1, 2016, we may, at our option, redeem all or a portion of the 2021 Notes at a redemption price equal to 100% of the principal amount plus a premium with respect to the 2021 Notes plus accrued and unpaid interest to the redemption date. If we experience a change of control, subject to certain exceptions, we must give holders of the 2021 Notes the opportunity to sell to us their 2021 Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount, plus accrued and unpaid interest to the date of purchase.
We are subject to certain negative covenants under the indenture governing the 2021 Notes (the “Indenture”). The Indenture limits our ability to, among other things:

•	incur additional indebtedness and issue preferred equity interests;

•	pay dividends or make other distributions or repurchase or redeem equity interests;

•	make loans and investments;

•	enter into sale and leaseback transactions;

•	sell, transfer or otherwise convey assets;

•	create liens;

•	enter into transactions with affiliates;

•	enter into agreements restricting subsidiaries’ ability to pay dividends;

•	designate future subsidiaries as unrestricted subsidiaries; and

•	consolidate, merge or sell all or substantially all of the applicable entities’ assets.
These covenants are subject to certain exceptions and qualifications, and contain cross-default provisions relating to the covenants of our 2011 Credit Facility discussed below. Substantially all of the covenants will terminate before the 2021 Notes mature if one of two specified ratings agencies assigns the 2021 Notes an investment grade rating in the future and no events of default exist under the Indenture. As of December 31, 2011, the 2021 Notes were below investment grade. Any covenants that cease to apply to us as a result of achieving an investment grade rating will not be restored, even if the credit rating assigned to the 2021 Notes later falls below investment grade. We were in compliance with these covenants at December 31, 2011.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Senior Secured Credit Facility
On March 31, 2011, we simultaneously terminated (without pre-payment penalty) our $300 million credit agreement dated November 29, 2007, as amended, which was to mature no later than November 29, 2012, and entered into a new credit agreement (the “2011 Credit Facility”) with several lenders and JPMorgan Chase Bank, N.A., as Administrative Agent and Swing Line Lender, Bank of America, N.A., as Syndication Agent, and Capital One, N.A. and Wells Fargo Bank, N.A., as Co-Documentation Agents. The 2011 Credit Facility consists of a revolving credit facility, letter of credit sub-facility and swing line facility, all of which will mature no later than March 31, 2016. In connection with the termination of our previous credit agreement, we incurred a loss of $2.2 million on early extinguishment of debt related to the write-off of the unamortized portion of deferred financing costs.
On July 27, 2011, we entered into the First Amendment to the 2011 Credit Facility (the “Amendment”) with several lenders and JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., as Syndication Agent, and Capital One, N.A., Wells Fargo Bank, N.A., Credit Agricole Corporate and Investment Bank and DnB NOR Bank ASA, as Co-Documentation Agents. The Amendment, which is effective as of July 27, 2011, amends certain provisions of our 2011 Credit Facility. Among other changes, the Amendment increased the total commitments by the lenders under the 2011 Credit Facility from $400.0 million to $550.0 million, effected by an increase in the commitments of certain existing lenders under the facility and the addition of certain new lenders. The Amendment also modifies the 2011 Credit Facility by increasing, from $500.0 million to $650.0 million, the maximum aggregate amount of commitments permitted under the 2011 Credit Facility pursuant to our option to increase commitments by the lenders. The amended 2011 Credit Facility and the obligations thereunder are secured by substantially all of our assets and those of our subsidiary guarantors and are guaranteed by certain of our existing and future domestic subsidiaries.
We capitalized $4.9 million of financing costs in connection with the execution of the 2011 Credit Facility and an additional $1.4 million related to the Amendment that will be amortized over the term of the debt.
The interest rate per annum applicable to the amended 2011 Credit Facility is, at our option, (i) adjusted LIBOR plus the applicable margin or (ii) the higher of (x) JPMorgan’s prime rate, (y) the Federal Funds rate plus 0.5% and (z) one-month adjusted LIBOR plus 1.0%, plus in each case the applicable margin for all other loans. The applicable margin for LIBOR loans ranges from 225 to 300 basis points, and the applicable margin for all other loans ranges from 125 to 200 basis points, depending upon our consolidated total leverage ratio as defined in the 2011 Credit Facility. Unused commitment fees on the facility equal 0.50%.
The amended 2011 Credit Facility contains certain financial covenants, which, among other things, limit our annual capital expenditures, restrict our ability to repurchase shares and require us to maintain certain financial ratios. The financial ratios require that:

•	our ratio of consolidated funded indebtedness to total capitalization be no greater than the percentages specified below;

Fiscal Quarter Ending	Ratio
December 31, 2011 through March 31, 2012	50%
June 30, 2012 through September 30, 2012	47.5%
December 31, 2012 and thereafter	45%

•
our senior secured leverage ratio of senior secured funded debt to trailing four quarters of earnings before interest, taxes, depreciation and amortization (as calculated pursuant to the terms of the 2011 Credit Facility, “EBITDA”) be no greater than 2.00 to 1.00;

•	we maintain a collateral coverage ratio, the ratio of the aggregate book value of the collateral to the amount of the total commitments, as of the last day of any fiscal quarter of at least:

Fiscal Quarter Ending	Ratio
December 31, 2011 through June 30, 2012	1.85 to 1.00
September 30, 2012 and thereafter	2.00 to 1.00

•	we maintain a consolidated interest coverage ratio of trailing four quarters EBITDA to interest expense of at least 3.00 to 1.00; and

•	we limit our capital expenditures and investments in foreign subsidiaries to $250.0 million per fiscal year, if the consolidated total leverage ratio exceeds 3.00 to 1.00.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, the amended 2011 Credit Facility contains certain affirmative and negative covenants, including, without limitation, restrictions on (i) liens; (ii) debt, guarantees and other contingent obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property or assets; (v) loans, acquisitions, joint ventures and other investments (with acquisitions permitted so long as, after giving pro forma effect thereto, no default or event of default exists under the 2011 Credit Facility, the pro forma consolidated total leverage ratio does not exceed 4.00 to 1.00, we are in compliance with other financial covenants and we have at least $25.0 million of availability under the 2011 Credit Facility); (vi) dividends and other distributions to, and redemptions and repurchases from, equityholders; (vii) making investments, loans or advances; (viii) selling properties; (ix) prepaying, redeeming or repurchasing subordinated (contractually or structurally) debt; (x) engaging in transactions with affiliates; (xi) entering into hedging arrangements; (xii) entering into sale and leaseback transactions; (xiii) granting negative pledges other than to the lenders; (xiv) changes in the nature of business; (xv) amending organizational documents; and (xvi) changes in accounting policies or reporting practices; in each of the foregoing cases, with certain exceptions.
We were in compliance with these covenants at December 31, 2011. We may prepay the amended 2011 Credit Facility in whole or in part at any time without premium or penalty, subject to certain reimbursements to the lenders for breakage and redeployment costs. As of December 31, 2011, we had borrowings of $295.0 million under the revolving credit facility and $64.3 million of letters of credit outstanding, leaving $190.7 million of available borrowing capacity under the amended 2011 Credit Facility. The weighted average interest rate on the outstanding borrowings under the amended 2011 Credit Facility was 2.78% for the year ended December 31, 2011.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Term Debt Principal Repayment and Interest Expense
Presented below is a schedule of the repayment requirements of long-term debt for each of the next five years and thereafter as of December 31, 2011:

Principal Amount of Long-Term Debt
(in thousands)
2012	$—
2013	—
2014	3,573
2015	—
2016	295,000
Thereafter	475,000
Total long-term debt	$773,573

Presented below is a schedule of our estimated minimum lease payments on our capital lease obligations for the next five years and thereafter as of December 31, 2011:

Capital Lease Obligation Minimum Lease Payments
(in thousands)
2012	$1,824
2013	459
2014	—
2015	—
2016	—
Thereafter	—
Total minimum lease payments	2,283
Less: executory costs	(167)
Net minimum lease payments	2,116
Less: amounts representing interest	(20)
Present value of minimum lease payments	$2,096
Interest expense for the years ended December 31, 2011, 2010 and 2009 consisted of the following:

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Cash payments	$32,204	$39,893	$41,586
Commitment and agency fees paid	1,456	1,151	825
Amortization of discount	—	15	113
Amortization of deferred financing costs	2,150	2,615	2,070
Net change in accrued interest	6,774	1,083	(1,354)
Capitalized interest	(1,735)	(3,517)	(3,999)
Net interest expense	$40,849	$41,240	$39,241
As of December 31, 2011, 2010 and 2009, the weighted average interest rate of our variable rate debt was 2.72%, 1.78% and 3.24%, respectively.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Financing Costs
A summary of deferred financing costs including cost capitalized, amortized, and written off in the determination of the loss on extinguishment of debt for the years ended December 31, 2011 and 2010 are presented in the table below (in thousands):

Balance at December 31, 2009	$10,421
Amortization	(2,615)
Balance at December 31, 2010	7,806
Capitalized costs	16,485
Amortization	(2,150)
Loss on extinguishment	(7,370)
Balance at December 31, 2011	$14,771

NOTE 16.    COMMITMENTS AND CONTINGENCIES
Operating Lease Arrangements
We lease certain property and equipment under non-cancelable operating leases that expire at various dates through 2019, with varying payment dates throughout each month. In addition, we have a number of leases scheduled to expire during 2012 and 2013.
As of December 31, 2011, the future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

Lease Payments
2012	$20,409
2013	8,656
2014	5,732
2015	4,040
2016	2,435
Thereafter	3,742
$45,014
We are also party to a significant number of month-to-month leases that are cancelable at any time. Operating lease expense was $26.6 million, $21.1 million, and $22.7 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Litigation
Various suits and claims arising in the ordinary course of business are pending against us. We conduct business throughout the continental United States and may be subject to jury verdicts or arbitrations that result in outcomes in favor of the plaintiffs. We are also exposed to various claims abroad. We continually assess our contingent liabilities, including potential litigation liabilities, as well as the adequacy of our accruals and our need for the disclosure of these items. We establish a provision for a contingent liability when it is probable that a liability has been incurred and the amount is reasonably estimable. As of December 31, 2011, the aggregate amount of our liabilities related to litigation that are deemed probable and reasonably estimable is $1.1 million. We do not believe that the disposition of any of these matters will result in an additional loss materially in excess of amounts that have been recorded. In the year ended December 31, 2011, we recorded a net decrease in our reserves of $2.7 million related to the settlement of ongoing legal matters and the continued refinement of liabilities recognized for litigation deemed probable and estimable. Our liabilities related to litigation matters that were deemed probable and estimable as of December 31, 2010 and 2009 were $3.8 million and $2.7 million, respectively.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Patent Settlement
In June 2011, we agreed to accept $5.5 million in damages, related to the settlement of a KeyView® system patent infringement lawsuit, which was paid in full in July 2011. We recognized related legal fees and other expenses of $1.4 million during the year ended December 31, 2011. The settlement amount has been recorded in general and administrative expenses on the consolidated statement of operations. The resolution of this matter did not have a material effect on our results of operations for the year ended December 31, 2011.

Shareholder Derivative Demand
On December 7, 2011, we received a letter on behalf of the Arkansas Public Employees Retirement Systems (“APERS”), stating that APERS is a Key stockholder and alleging that certain of our officers and one director had breached their fiduciary duties, violated internal corporate policies and been unjustly enriched in connection with their oversight and administration of our compliance with health, safety, labor, motor vehicle and other similar laws, rules and regulations to which Key is subject. The letter demands that our board of directors take action against such officers and director to remedy the conduct alleged in the letter and threatens that APERS will commence a shareholder derivative suit on behalf of Key absent action from the board of directors. Our board established a special committee, consisting of independent members of the board, to review and evaluate the allegations made in the letter. The special committee engaged independent legal counsel to assist it with its review.
The special committee has concluded its review and presented its findings and recommendations to the other independent members of the board. The committee determined, among other things, that the evidence did not support the allegations that any of the officers or the director engaged in any misconduct or deliberate wrongful acts, or were personally enriched as a result of any of the alleged misconduct. The committee also determined that there were not deficiencies in the Company's internal controls related to safety policies and procedures. The committee recommended certain enhancements to the Company's existing Occupational Safety and Health policies and procedures. After review of the committee's presentation, the independent members of the board accepted all of the committee's recommendations and determined that it would not be in the best interests of the Company to pursue any claims premised upon the issues in the letter. To our knowledge, no complaint has been filed in connection with the letter. Management has no basis at this time to believe that there are any material misstatements in Key's past financial statements, or that there are grounds for accrual of probable penalties or assessments.
Tax Audits
We are routinely the subject of audits by tax authorities, and in the past have received material assessments from tax auditors. As of December 31, 2011 and 2010, we have recorded reserves that management feels are appropriate for future potential liabilities as a result of prior audits. While we believe we have fully reserved for these assessments, the ultimate amount of settlements can vary from our estimates.
Self-Insurance Reserves
We maintain reserves for workers’ compensation and vehicle liability on our balance sheet based on our judgment and estimates using an actuarial method based on claims incurred. We estimate general liability claims on a case-by-case basis. We maintain insurance policies for workers’ compensation, vehicular liability and general liability claims. These insurance policies carry self-insured retention limits or deductibles on a per occurrence basis. The retention limits or deductibles are accounted for in our accrual process for all workers’ compensation, vehicular liability and general liability claims. As of December 31, 2011 and 2010, we have recorded $62.9 million and $60.3 million, respectively, of self-insurance reserves related to workers’ compensation, vehicular liabilities and general liability claims. Partially offsetting these liabilities, we had approximately $17.0 million and $15.4 million of insurance receivables as of December 31, 2011 and 2010, respectively. We feel that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued for existing claims.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Environmental Remediation Liabilities
For environmental reserve matters, including remediation efforts for current locations and those relating to previously-disposed properties, we record liabilities when our remediation efforts are probable and the costs to conduct such remediation efforts can be reasonably estimated. As of December 31, 2011 and 2010, we have recorded $4.0 million for our environmental remediation liabilities. We feel that the liabilities we have recorded are appropriate based on the known facts and circumstances and do not expect further losses materially in excess of the amounts already accrued.
We provide performance bonds to provide financial surety assurances for the remediation and maintenance of our SWD properties to comply with environmental protection standards. Costs for SWD properties may be mandatory (to comply with applicable laws and regulations), in the future (required to divest or cease operations), or for optimization (to improve operations, but not for safety or regulatory compliance).
NOTE 17.    ACCUMULATED OTHER COMPREHENSIVE LOSS
The components of our accumulated other comprehensive loss are as follows (in thousands):

	December 31,
	2011	2010
Foreign currency translation loss	$(58,231)	$(51,334)
Accumulated other comprehensive loss	$(58,231)	$(51,334)
Upon the completion of the sale of our Argentina operations on September 14, 2012, the accumulated foreign currency translation amounts related to Argentina were reversed out of our accumulated other comprehensive loss and recorded as part of our 2012 loss from discontinued operations.
The local currency is the functional currency for our operations in Mexico, Canada, Russia and for our equity investments in Canada. The cumulative translation gains and losses resulting from translating each foreign subsidiary’s financial statements from the functional currency to U.S. dollars are included in other comprehensive income and accumulated in stockholders’ equity until a partial or complete sale or liquidation of our net investment in the foreign entity. The table below summarizes the conversion ratios used to translate the financial statements and the cumulative currency translation gains and losses, net of tax, for each currency:

	Mexican Peso	Canadian Dollar	Euro	Russian Rouble	Total

As of December 31, 2011:
Conversion ratio	13.97 : 1	1.02 : 1	0.77 : 1	32.08 : 1	n/a
Cumulative translation adjustment	$(1,815)	$(752)	n/a	$(3,403)	$(5,970)
As of December 31, 2010:
Conversion ratio	12.39 : 1	1.00 : 1	0.75 : 1	30.54 : 1	n/a
Cumulative translation adjustment	$56	$(944)	n/a	$72	$(816)
NOTE 18.    EMPLOYEE BENEFIT PLANS
We maintain a 401(k) plan as part of our employee benefits package. Late in the first quarter of 2009, management suspended the 401(k) matching program as part of our cost reduction efforts. No matching contributions were made during 2010. We reinstated the 401(k) matching program effective January 1, 2011. We match 100% of employee contributions up to 4% of the employee’s salary, which vest immediately, into our 401(k) plan, subject to maximums of $9,800 for each of the years ended December 31, 2011 and 2009. Our matching contributions were $8.8 million and $1.7 million for the years ended December 31, 2011 and 2009, respectively. We do not offer participants the option to purchase units of our common stock through a 401(k) plan fund.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 19.    STOCKHOLDERS’ EQUITY
Common Stock
As of December 31, 2011 and 2010, we had 200,000,000 shares of common stock authorized with a $0.10 par value per share, of which 150,733,022 shares were issued and outstanding at December 31, 2011 and 141,656,426 shares were issued and outstanding at December 31, 2010. During 2011, 2010 and 2009, no dividends were declared or paid. Under the terms of the Senior Notes and the 2011 Credit Facility, we must meet certain financial covenants before we may pay dividends. We currently do not intend to pay dividends.
Tax Withholding
We repurchase shares of restricted common stock that have been previously granted to certain of our employees, pursuant to an agreement under which those individuals are permitted to sell shares back to us in order to satisfy the minimum income tax withholding requirements related to vesting of these grants. We repurchased a total of 383,884, 301,837 and 71,954 shares for an aggregate cost of $5.7 million, $3.1 million and $0.5 million during 2011, 2010 and 2009, respectively, which represented the fair market value of the shares based on the price of our stock on the dates of purchase.
Common Stock Warrants
On May 12, 2009, in connection with the settlement of a lawsuit, we issued to two individuals warrants to purchase 174,000 shares of our common stock at an exercise price of $4.56 per share. As of December 31, 2011, all of these warrants had been exercised.
NOTE 20.    SHARE-BASED COMPENSATION
2009 Incentive Plan
On June 4, 2009, our stockholders approved the 2009 Equity and Cash Incentive Plan (the “2009 Incentive Plan”). The 2009 Incentive Plan is administered by our board of directors or a committee designated by our board of directors (the “Committee”). Our board of directors or the Committee (the “Administrator”) will have the power and authority to select Participants (as defined below) in the 2009 Incentive Plan and to grant Awards (as defined below) to such Participants pursuant to the terms of the 2009 Incentive Plan. The 2009 Incentive Plan expires June 4, 2019.
Subject to adjustment, the total number of shares of our common stock available for the grant of Awards under the 2009 Incentive Plan may not exceed 4,000,000 shares; however, for purposes of this limitation, any stock subject to an award that is canceled, forfeited or expires prior to exercise or realization will again become available for issuance under the 2009 Incentive Plan. Subject to adjustment, no Participant will be granted, during any one year period, options to purchase common stock and/or stock appreciation rights with respect to more than 500,000 shares of common stock. Stock available for distribution under the 2009 Incentive Plan will come from authorized and unissued shares or shares we reacquire in any manner. All awards under the 2009 Incentive Plan are granted at fair market value on the date of issuance.
Awards may be in the form of stock options (incentive stock options and nonqualified stock options), restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (collectively, “Awards”). Awards may be granted to employees, directors and, in some cases, consultants and those individuals whom the Administrator determines are reasonably expected to become employees, directors or consultants following the grant date of the Award (“Participants”). However, incentive stock options may be granted only to employees. Vesting periods may be set at the Board’s discretion but are generally set at two to four years. Awards to our directors are generally not subject to vesting.
Our board of directors at any time, and from time to time, may amend or terminate the 2009 Incentive Plan. However, no repricing of stock options is permitted unless approved by our stockholders, and, except as provided otherwise in the 2009 Incentive Plan, no other amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. As of December 31, 2011, there were 1.1 million remaining shares available under the 2009 Incentive Plan.
2007 Incentive Plan
On December 6, 2007, our stockholders approved the 2007 Equity and Cash Incentive Plan (the “2007 Incentive Plan”). The 2007 Incentive Plan is substantially similar to the 2009 Incentive Plan except for certain differences related to treatment of Awards at retirement and transferability of Awards at death. The 2007 Incentive Plan expires December 6, 2017.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Subject to adjustment, the total number of shares of our common stock that are available for the grant of Awards under the 2007 Incentive Plan may not exceed 4,000,000 shares; however, for purposes of this limitation, any stock subject to an award that is canceled, forfeited or expires prior to exercise or realization will again become available for issuance under the 2007 Incentive Plan.
Our board of directors at any time, and from time to time, may amend or terminate the 2007 Incentive Plan. However, except as provided otherwise in the 2007 Incentive Plan, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. As of December 31, 2011, there were 0.3 million remaining shares available under the 2007 Incentive Plan.
1997 Incentive Plan
On January 13, 1998, our stockholders approved the Key Energy Group, Inc. 1997 Incentive Plan, as amended (the “1997 Incentive Plan”). The 1997 Incentive Plan is an amendment and restatement of the plans formerly known as the Key Energy Group, Inc. 1995 Stock Option Plan and the Key Energy Group, Inc. 1995 Outside Directors Stock Option Plan. On November 17, 2007, the 1997 Incentive Plan terminated pursuant to its terms.
The exercise price of options granted under the 1997 Incentive Plan is at or above the fair market value per share on the date the options are granted. Under the 1997 Incentive Plan, while the shares of common stock are listed on a securities exchange, fair market value was determined using the closing sales price on the immediate preceding business day as reported on such securities exchange.
When the shares were not listed on an exchange, which includes the period from April 2005 through October 2007, the fair market value was determined by using the published closing price of the common stock on the Pink Sheets on the business day immediately preceding the date of grant.
During the period 2000-2001, the board of directors granted 3.7 million stock options that were outside the 1997 Incentive Plan, of which none remained outstanding as of December 31, 2011. The 3.7 million non-plan options were in addition to and do not include other options which were granted under the 1997 Incentive Plan, but not in conformity with certain of the terms of the 1997 Incentive Plan.
Stock Option Awards
Stock option awards granted under our incentive plans have a maximum contractual term of ten years from the date of grant. Shares issuable upon exercise of a stock option are issued from authorized but unissued shares of our common stock. The following tables summarize the stock option activity and certain options granted in prior years that were outside the 1997 Incentive Plan (shares in thousands):

	Year Ended December 31, 2011
	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at beginning of period	2,816	$13.52	$5.72
Granted	—	$—	$—
Exercised	(647)	$12.29	$5.31
Cancelled or expired	(32)	$13.89	$5.86
Outstanding at end of period	2,137	$13.87	$5.84
Exercisable at end of period	2,126	$13.92	$5.87

	Year Ended December 31, 2010
	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at beginning of period	3,895	$12.90	$5.62
Granted	—	$—	$—
Exercised	(454)	$8.51	$4.83
Cancelled or expired	(625)	$13.28	$5.77
Outstanding at end of period	2,816	$13.52	$5.72
Exercisable at end of period	2,790	$13.60	$5.76

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2009
	Options	Weighted Average Exercise Price	Weighted Average Fair Value
Outstanding at beginning of period	4,961	$12.21	$5.42
Granted	15	$4.14	$2.23
Exercised	(418)	$3.12	$2.30
Cancelled or expired	(663)	$13.70	$5.84
Outstanding at end of period	3,895	$12.90	$5.62
Exercisable at end of period	3,853	$12.99	$5.66

The following tables summarize information about the stock options outstanding at December 31, 2011 and certain options granted in prior years that were outside the 1997 Incentive Plan (shares in thousands):

	Options Outstanding
	Weighted Average Remaining Contractual Life (Years)	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Fair Value
Range of exercise prices:
$3.87 - $8.00	6.92	21	$4.04	$1.73
$8.01 - $9.37	0.26	72	$8.37	$4.47
$9.38 - $13.10	2.95	495	$11.65	$5.42
$13.11 - $15.05	5.01	807	$14.61	$6.48
$15.06 - $19.42	6.28	742	$15.36	$5.68
		2,137	$13.87	$5.84
Aggregate intrinsic value (in thousands)		$3,599

	Options Exercisable
	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value
Range of exercise prices:
$3.87 - $8.00	10	$4.13	$1.77
$8.01 - $9.37	72	$8.37	$4.47
$9.38 - $13.10	495	$11.65	$5.42
$13.11 - $15.05	807	$14.61	$6.48
$15.06 - $19.42	742	$15.36	$5.68
	2,126	$13.92	$5.87
Aggregate intrinsic value (in thousands)	$3,470
We did not grant any stock options during the years ended December 31, 2011 and 2010. The total fair value of stock options granted during the year ended December 31, 2009 was less than $0.1 million. The total fair value of stock options vested during the year ended December 31, 2011 was less than $0.1 million. For each of the years ended December 31, 2011, 2010 and 2009, we recognized less than $0.1 million, in pre-tax expense related to stock options. We recognized tax benefits of less than $0.1 million, related to our stock options for each of the years ended December 31, 2011, 2010 and 2009. For unvested stock option awards outstanding as of December 31, 2011, we expect to recognize less than $0.1 million of compensation expense over a weighted average remaining vesting period of approximately 0.9 years. The weighted average remaining contractual term for stock option awards exercisable as of December 31, 2011 is 4.8 years. The intrinsic value of the options exercised for the years ended December 31, 2011, 2010 and 2009 was $3.0 million, $4.0 million and $1.9 million, respectively. Cash received from the exercise of options for the year ended December 31, 2011, was $8.0 million with recognition of associated tax benefits in the amount of $0.9 million.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock Awards
The total fair market value of all common stock awards granted during the years ended December 31, 2011, 2010 and 2009 was $18.4 million, $17.9 million and $8.8 million, respectively.
The following tables summarize information for the years ended December 31, 2011, 2010 and 2009 about the common share awards that we have issued (shares in thousands):

	Year Ended December 31, 2011
	Outstanding	Weighted Average Issuance Price	Vested	Weighted Average Issuance Price
Shares at beginning of period	5,027	$7.98	1,913	$8.41
Shares issued during period(1)	1,370	$13.43	101	$1.18
Previously issued shares vesting during period	—	$—	1,246	$5.99
Shares cancelled during period	(139)	$9.43	—	$—
Shares repurchased during period	(384)	$14.68	(384)	$14.68
Shares at end of period	5,874	$8.78	2,876	$6.27

	Year Ended December 31, 2010
	Outstanding	Weighted Average Issuance Price	Vested	Weighted Average Issuance Price
Shares at beginning of period	3,679	$7.14	1,094	$13.70
Shares issued during period(1)	1,804	$9.90	153	$1.28
Previously issued shares vesting during period	—	$—	968	$4.13
Shares cancelled during period	(154)	$5.94	—	$—
Shares repurchased during period	(302)	$10.24	(302)	$10.24
Shares at end of period	5,027	$7.98	1,913	$8.41

	Year Ended December 31, 2009
	Outstanding	Weighted Average Issuance Price	Vested	Weighted Average Issuance Price
Shares at beginning of period	1,409	$14.42	748	$14.05
Shares issued during period(1)	2,667	$3.30	146	$5.96
Previously issued shares vesting during period	—	$—	272	$15.04
Shares cancelled during period	(325)	$7.24	—	$—
Shares repurchased during period	(72)	$6.73	(72)	$6.73
Shares at end of period	3,679	$7.14	1,094	$13.70

(1)	Includes 99,999, 109,410 and 143,100 shares of common stock issued to our non-employee directors that vested immediately upon issuance during 2011, 2010 and 2009, respectively.
For common stock grants that vest immediately upon issuance, we record expense equal to the fair market value of the shares on the date of grant. For common stock awards that do not immediately vest, we recognize compensation expense ratably over the graded vesting period of the grant, net of estimated and actual forfeitures. For the years ended December 31, 2011, 2010 and 2009, we recognized $15.6 million, $10.6 million and $6.0 million, respectively, of pre-tax expense from continuing operations associated with common stock awards, including common stock grants to our outside directors. In connection with the expense related to common stock awards recognized during the year ended December 31, 2011, we recognized tax benefits of $6.0 million. Tax benefits for the years ended December 31, 2010 and 2009 were $4.1 million and $2.0 million, respectively. For the unvested common stock awards outstanding as of December 31, 2011, we anticipate that we will recognize $13.4 million of pre-tax expense over the next 0.8 years.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Performance Units
During March 2010, we issued a total of 0.6 million performance units to certain of our employees and officers. Performance units provide a cash incentive award, the unit value of which is determined with reference to our common stock. The performance units are measured based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each performance period, 100%, 50%, or 0% of an individual’s performance units for that period will vest, based on the relative placement of our total shareholder return within a peer group consisting of Key and five other companies. If we are in the top third of the peer group, 100% of the performance units will vest; if we are in the middle third, 50% will vest; and if we are in the bottom third, the performance units will expire unvested and no payment will be made. If any performance units vest for a given performance period, the award holder will be paid a cash amount equal to the vested percentage of the performance units multiplied by the closing price of our common stock on the last trading day of the performance period. We account for the performance units as a liability-type award as they are settled in cash. As of December 31, 2011, the fair value of outstanding performance units issued in March 2010 was $2.8 million, and is being accreted to compensation expense over the vesting terms of the awards. The unrecognized compensation cost related to our unvested performance units is estimated to be $0.2 million and is expected to be recognized over a weighted-average period of 0.2 years as of December 31, 2011.
Phantom Share Plan
In December 2006, we announced the implementation of a “Phantom Share Plan,” in which certain of our employees were granted “Phantom Shares.” Phantom Shares vest ratably over a four-year period and convey the right to the grantee to receive a cash payment on the anniversary date of the grant equal to the fair market value of the Phantom Shares vesting on that date. Grantees are not permitted to defer this payment to a later date. The Phantom Shares are a “liability” type award and we account for these awards at fair value. We recognize compensation expense related to the Phantom Shares based on the change in the fair value of the awards during the period and the percentage of the service requirement that has been performed, net of estimated and actual forfeitures, with an offsetting liability recorded on our consolidated balance sheets. We recognized $0.3 million, $1.1 million and $1.9 million of pre-tax compensation expense from continuing operations, associated with the Phantom Shares for the years ended December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, we recorded current liabilities of $0.6 million, which represented the aggregate fair value of the Phantom Shares on that date.
We recognized income tax benefits associated with the Phantom Shares of $0.1 million, $0.4 million and $0.7 million in 2011, 2010 and 2009, respectively. For unvested Phantom Share awards outstanding as of December 31, 2011, based on the market price of our common stock on this date, we expect to recognize $0.1 million of compensation expense over a weighted average remaining vesting period of approximately 0.4 years. During 2011, cash payments related to the Phantom Shares totaled $0.7 million.
Stock Appreciation Rights
In August 2007, we issued approximately 587,000 SARs to our executive officers. Each SAR has a ten-year term from the date of grant. The vesting of all outstanding SAR awards was accelerated during the fourth quarter of 2008. Upon the exercise of a SAR, the recipient will receive an amount equal to the difference between the exercise price and the fair market value of a share of our common stock on the date of exercise, multiplied by the number of shares of common stock for which the SAR was exercised. All payments will be made in shares of our common stock. Prior to exercise, the SAR does not entitle the recipient to receive any shares of our common stock and does not provide the recipient with any voting or other stockholders’ rights. We account for these SARs as equity awards and recognize compensation expense ratably over the vesting period of the SAR based on their fair value on the date of issuance, net of estimated and actual forfeitures. We did not recognize any expense associated with these awards during 2011, 2010 and 2009. As of December 31, 2011, 0.4 million SARS remain unexercised.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Valuation Assumptions on Stock Options and Stock Appreciation Rights
The fair value of each stock option grant or SAR was estimated on the date of grant using the Black-Scholes option-pricing model, based on the following weighted-average assumptions:

Year Ended December 31,
2009
Risk-free interest rate	2.21%
Expected life of options, years	6
Expected volatility of the Company’s stock price	53.70%
Expected dividends	none
NOTE 21.    TRANSACTIONS WITH RELATED PARTIES
Employee Loans and Advances
From time to time, we have made certain retention loans and relocation loans to employees other than executive officers. The retention loans are forgiven over various time periods so long as the employee continues their employment with us. The relocation loans are repaid upon the employee selling his prior residence. As of December 31, 2011 and 2010, these loans, in the aggregate, totaled less than $0.1 million.
Transactions with Affiliates
As discussed in “Note 2. Acquisitions”, in October 2010, we acquired certain subsidiaries, together with associated assets, from OFS, an oilfield services company owned by ArcLight Capital Partners, LLC. At the time of the acquisition, OFS conducted business with companies owned by a former owner and employee of an OFS subsidiary that we purchased. Subsequent to the acquisition, we continued to provide services to these companies. The prices charged to these companies for our services are at rates that are equivalent to the prices charged to our other customers in the U.S. market. As of December 31, 2011 and 2010, our receivables from these related parties totaled $0.2 million and $1.0 million, respectively. Revenues from these customers for the year ended December 31, 2011 were $2.7 million. Revenues from these customers since the date of acquisition through the year ended December 31, 2010 were $1.3 million.
We provide services to an exploration and production company owned by one of our former employees who had been the owner of the business we acquired. The prices charged to this company for these services are at rates that are an average of the prices charged to other customers in the California market where the services are provided. As of December 31, 2011 and 2010, our receivables from this company totaled $0.5 million and $0.2 million, respectively. Revenues from this company totaled $5.2 million, $4.3 million and $3.4 million for the years ended December 31, 2011, 2010 and 2009, respectively.
Board of Director Relationships
A member of our board of directors is the Senior Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation (“Anadarko”), which is one of our customers. Sales to Anadarko were $37.2 million, $49.4 million and $13.6 million for the years ended December 31, 2011, 2010 and 2009, respectively. Receivables outstanding from Anadarko were $5.1 million and $4.9 million as of December 31, 2011 and 2010, respectively. Transactions with Anadarko for our services are made on terms consistent with other customers.
A former member of our board of directors who resigned in May 2011 is a member and managing director of the general partner of the indirect majority owner of one of our customers. Sales to this customer were $1.0 million and $0.4 million for the years ended December 31, 2011 and 2010. Receivables outstanding from this customer were less than$0.1 million and $0.3 million as of December 31, 2011 and 2010, respectively. Transactions with this customer are made on terms consistent with other customers.
A member of our board of directors serves on the United States Advisory Board of the Alexander Proudfoot practice of Management Consulting Group PLC (“Proudfoot”), which provided consulting services to us during 2011 related to our general and administrative cost restructuring initiative. Payments to Proudfoot were $4.1 million for the year ended December 31, 2011. There were no payments made to Proudfoot in the years ended December 31, 2010 and 2009.

NOTE 22.    SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
	2011	2010	2009
	(in thousands)
Noncash investing and financing activities:
Property and equipment acquired under capital lease obligations	$—	$—	$938
Common stock issued in acquisition	117,919	153,963	—
Asset retirement obligations	741	1,023	517
Supplemental cash flow information:
Cash paid for interest	$35,354	$41,763	$42,575
Cash paid for taxes	$63,680	$4,610	$12,872
Tax refunds	$27,206	$56,154	$9,135
Cash paid for interest includes cash payments for interest on our long-term debt and capital lease obligations, and commitment and agency fees paid.
NOTE 23.    SEGMENT INFORMATION
We revised our reportable business segments as of the first quarter of 2011. The revised operating segments are U.S. and International. We also have a “Functional Support” segment associated with managing each of our reportable operating segments. Financial results as of and for the years ended December 31, 2010 and 2009 have been restated to reflect the change in operating segments. We revised our segments to reflect changes in management’s resource allocation and performance assessment in making decisions regarding our business. Our domestic rig services, fluid management services, fishing and rental services, and intervention services are now aggregated within our U.S. reportable segment. Our international rig services business and our Canadian technology development group are now aggregated within our International reportable segment. These changes reflect our current operating focus in compliance with ASC 280. We aggregate services that create our reportable segments in accordance with ASC 280, and the accounting policies for our segments are the same as those described in “Note 1. Organization and Summary of Significant Accounting Policies” above. We evaluate the performance of our operating segments based on revenue and income measures. All inter-segment sales pricing is based on current market conditions. The following is a description of the segments:
U.S. Segment
Rig Services
Our rig-based services include the completion of newly drilled wells, workover and recompletion of existing oil and natural gas wells, well maintenance, and the plugging and abandonment of wells at the end of their useful lives. We also provide specialty drilling services to oil and natural gas producers with certain of our larger rigs that are capable of providing conventional and horizontal drilling services. Our rigs encompass various sizes and capabilities, allowing us to service all types of wells with depths up to 20,000 feet. Many of our rigs are outfitted with our proprietary KeyView® technology, which captures and reports well site operating data. We believe that this technology allows our customers and our crews to better monitor well site operations, improves efficiency and safety, and adds value to the services that we offer.
The completion and recompletion services provided by our rigs prepare a newly drilled well, or a well that was recently extended through a workover, for production. The completion process may involve selectively perforating the well casing to access production zones, stimulating and testing these zones, and installing tubular and downhole equipment. We typically provide a well service rig and may also provide other equipment to assist in the completion process. The completion process usually takes a few days to several weeks, depending on the nature of the completion.
The workover services that we provide are designed to enhance the production of existing wells and generally are more complex and time consuming than normal maintenance services. Workover services can include deepening or extending wellbores into new formations by drilling horizontal or lateral wellbores, sealing off depleted production zones and accessing previously bypassed production zones, converting former production wells into injection wells for enhanced recovery operations and conducting major subsurface repairs due to equipment failures. Workover services may last from a few days to several weeks, depending on the complexity of the workover.

The maintenance services that we provide with our rig fleet are generally required throughout the life cycle of an oil or natural gas well. Examples of these maintenance services include routine mechanical repairs to the pumps, tubing and other equipment, removing debris and formation material from wellbores, and pulling the rods and other downhole equipment from wellbores to identify and resolve production problems. Maintenance services generally take less than 48 hours to complete.
Our rig fleet is also used in the process of permanently shutting-in oil or natural gas wells that are at the end of their productive lives. These plugging and abandonment services generally require auxiliary equipment in addition to a well servicing rig. The demand for plugging and abandonment services is not significantly impacted by the demand for oil and natural gas because well operators are required by state regulations to plug wells that are no longer productive.
Fluid Management Services
We provide fluid management services, including oilfield fluid transportation and produced water disposal services, with our fleet of heavy and medium-duty trucks. The specific services offered include vacuum truck services, fluid transportation services and disposal services for operators whose wells produce saltwater or other non-hydrocarbon fluids. We also supply frac tanks used for temporary storage of fluids associated with fluid hauling operations. In addition, we provide equipment trucks that are used to move large pieces of equipment from one well site to the next, and we operate a fleet of hot oilers capable of pumping heated fluids used to clear soluble restrictions in a wellbore.
Fluid hauling trucks are utilized in connection with drilling, completions, workover and maintenance activities, which tend to use large amounts of various fluids. In connection with these activities at a well site, we transport fresh and brine water to the well site and provide temporary storage and disposal of produced saltwater and drilling or workover fluids. These fluids are removed from the well site and transported for disposal in a saltwater disposal well owned by us or a third party.
Intervention Services
Our intervention services line of business includes our coiled tubing, pumping and nitrogen service offerings. Coiled tubing services involve the use of a continuous metal pipe spooled onto a large reel which is then deployed into oil and natural gas wells to perform various applications, such as wellbore clean-outs, nitrogen jet lifts, through-tubing fishing, and formation stimulations utilizing acid and chemical treatments. Coiled tubing is also used for a number of horizontal well applications such as milling temporary isolation plugs that separate frac zones, and various other pre- and post- hydraulic fracturing well preparation services.
Fishing and Rental Services
We offer a full line of services and rental equipment designed for use in providing both onshore and offshore drilling and workover services. Fishing services involve recovering lost or stuck equipment in the wellbore utilizing a broad array of “fishing tools.” Our rental tool inventory consists of drill pipe, tubulars, handling tools (including our patented Hydra-Walk® pipe-handling units and services), pressure-control equipment, pumps, power swivels, reversing units and foam air units.
As a result of the Edge acquisition our rental inventory also includes frac stack equipment used to support hydraulic fracturing operations and the associated flowback of frac fluids, proppants, oil and natural gas. We also provide well testing services.

International Segment
Our international segment includes operations in Mexico, Colombia, the Middle East and Russia. Our Argentina operations were previously included in our International segment and are now reflected as discontinued operations. Services in these locations include rig-based services such as the maintenance, workover, and recompletion of existing oil wells, completion of newly-drilled wells, and plugging and abandonment of wells at the end of their useful lives. We also provide drilling services in some of the regions where we work and we provide engineering and consulting services for the development of reservoirs.
Our operations in Mexico consist mainly of workover, wireline, project management and consulting services. We generate significant revenue from our contracts with Pemex.
In Colombia, we provide workover services.
In Russia, we provide drilling, workover, and reservoir engineering services. Our Russian operations are structured as a 50/50 joint venture in which we have a controlling financial interest.
In the Middle East, we formed a joint venture in the first quarter of 2010 in which we have a controlling financial interest. Our operations in the Middle East consist mainly of workover services in the Kingdom of Bahrain.
Also included in our International segment is our technology development and control systems business based in Canada. This business is focused on the development of software related to oilfield service equipment controls, data acquisition and digital information flow.
Functional Support Segment
Our Functional Support segment manages our U.S. and International operating segments. Functional Support assets consist primarily of cash and cash equivalents, accounts and notes receivable and investments in subsidiaries, deferred financing costs, our equity method investments and deferred income tax assets.
The following table presents our segment information as of and for the years ended December 31, 2011, 2010 and 2009 (in thousands):
As of and for the year ended December 31, 2011

	U.S.	International	Functional Support[2]	Reconciling Eliminations	Total
Revenues from external customers	$1,530,087	$199,124	$—	$—	$1,729,211
Intersegment revenues	7,870	9,481	707	(18,058)	—
Depreciation and amortization	142,257	13,515	11,174	—	166,946
Other operating expenses	1,030,224	146,688	131,577	—	1,308,489
Operating income (loss)	357,606	38,921	(142,751)	—	253,776
Loss on early extinguishment of debt	—	—	46,451	—	46,451
Interest expense, net of amounts capitalized	37	18	40,794	—	40,849
Income (loss) from continuing operations before tax	358,072	41,936	(224,555)	—	175,453
Long-lived assets[1]	1,851,148	223,034	233,739	(309,364)	1,998,557
Total assets	2,330,061	414,780	394,864	(540,585)	2,599,120
Capital expenditures, excluding acquisitions	298,342	45,045	15,710	—	359,097

As of and for the year ended December 31, 2010

	U.S.	International	Functional Support[2]	Reconciling Eliminations	Total
Revenues from external customers	$961,244	$101,351	$—	$—	$1,062,595
Intersegment revenues	9,685	—	—	(9,685)	—
Depreciation and amortization	109,551	13,458	10,889	—	133,898
Other operating expenses	719,406	98,388	114,835	—	932,629
Operating income (loss)	132,287	(10,495)	(125,724)	—	(3,932)
Interest expense, net of amounts capitalized	(1,321)	(536)	43,097	—	41,240
Income (loss) from continuing operations before tax	132,742	(7,905)	(167,202)	—	(42,365)
Long-lived assets[1]	1,178,970	171,957	181,023	(53,034)	1,478,916
Total assets	1,475,593	319,755	479,913	(382,325)	1,892,936
Capital expenditures, excluding acquisitions	132,058	14,301	33,951	—	180,310

As of and for the year ended December 31, 2009

	U.S.	International	Functional Support[2]	Reconciling Eliminations	Total
Revenues from external customers	$758,363	$128,711	$—	$—	$887,074
Intersegment revenues	5,421	—	—	(5,421)	—
Depreciation and amortization	130,170	7,429	7,892	—	145,491
Other operating expenses	626,040	46,293	97,694	—	770,027
Asset retirements and impairments	65,869	30,899	—	—	96,768
Operating (loss) income	(63,716)	44,090	(105,586)	—	(125,212)
Interest expense, net of amounts capitalized	(2,333)	(229)	41,803	—	39,241
(Loss) income from continuing operations before tax	(65,963)	49,727	(148,065)	—	(164,301)
Long-lived assets[1]	1,079,580	145,971	183,796	(129,069)	1,280,278
Total assets	1,054,241	330,407	643,854	(364,092)	1,664,410
Capital expenditures, excluding acquisitions	114,547	—	13,875	—	128,422

(1)	Long lived assets include: fixed assets, goodwill, intangibles and other assets.

(2)	Functional Support is geographically located in the United States.
NOTE 24.    UNAUDITED QUARTERLY RESULTS OF OPERATIONS
Set forth below is unaudited summarized quarterly information for the two most recent years covered by these consolidated financial statements (in thousands, except for per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2011:
Revenues	$364,364	$414,587	$468,542	$481,718
Direct operating expenses	247,980	261,269	285,804	290,137
Loss on early extinguishment of debt	46,451	—	—	—
(Loss) income from continuing operations	(16,789)	40,347	45,746	42,032
Net (loss) income	(18,712)	36,360	43,438	39,569
(Loss) income attributable to Key	(18,135)	36,080	44,168	39,348
(Loss) earnings per share(1):
Basic and Diluted	(0.13)	0.25	0.30	0.26

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year Ended December 31, 2010:
Revenues	$232,274	$246,470	$258,977	$324,874
Direct operating expenses	170,997	173,219	174,878	227,347
Loss from continuing operations	(9,804)	(7,260)	1,813	(9,153)
Net (loss) income	(9,007)	(2,856)	6,003	76,209
(Loss) income attributable to Key	(7,580)	(2,236)	6,772	76,539
(Loss) earnings per share(1):
Basic and Diluted	(0.06)	(0.02)	0.05	0.54

(1)	Quarterly earnings per common share are based on the weighted average number of shares outstanding during the quarter, and the sum of the quarters may not equal annual earnings per common share.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 25.    CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
Our 2021 Notes are guaranteed by virtually all of our domestic subsidiaries, all of which are wholly owned. The guarantees are joint and several, full, complete and unconditional. There are no restrictions on the ability of subsidiary guarantors to transfer funds to the parent company.
As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information.

CONDENSED CONSOLIDATING BALANCE SHEETS

	December 31, 2011
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets:
Current assets	$67,027	$431,829	$101,707	$—	$600,563
Property and equipment, net	—	1,126,013	71,287	—	1,197,300
Goodwill	—	595,049	27,724	—	622,773
Deferred financing costs, net	14,771	—	—	—	14,771
Intercompany notes and accounts receivable and investment in subsidiaries	2,896,684	896,086	(947)	(3,791,823)	—
Other assets	104	99,098	41,628	—	140,830
Non-Current assets held for sale	—	—	22,883	—	22,883
TOTAL ASSETS	$2,978,586	$3,148,075	$264,282	$(3,791,823)	$2,599,120
Liabilities and equity:
Current liabilities	$77,077	$146,113	$66,313	$—	$289,503
Long-term debt and capital leases, less current portion	773,573	402	—	—	773,975
Intercompany notes and accounts payable	720,033	2,309,733	61,823	(3,091,589)	—
Deferred tax liabilities	191,206	69,822	44	—	261,072
Other long-term liabilities	2,066	57,873	—	—	59,939
Equity	1,214,631	564,132	136,102	(700,234)	1,214,631
TOTAL LIABILITIES AND EQUITY	$2,978,586	$3,148,075	$264,282	$(3,791,823)	$2,599,120

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets:
Current assets	$20,287	$287,244	$106,489	$—	$414,020
Property and equipment, net	—	861,041	59,756	—	920,797
Goodwill	—	418,047	28,848	—	446,895
Deferred financing costs, net	7,806	—	—	—	7,806
Intercompany notes and accounts receivable and investment in subsidiaries	2,110,185	757,657	(6,226)	(2,861,616)	—
Other assets	5,234	56,954	19,026	—	81,214
Non-Current assets held for sale	—	—	22,204	—	22,204
TOTAL ASSETS	$2,143,512	$2,380,943	$230,097	$(2,861,616)	$1,892,936
Liabilities and equity:
Current liabilities	$77,144	$142,962	$61,529	$—	$281,635
Long-term debt and capital leases, less current portion	425,000	2,116	5	—	427,121
Intercompany notes and accounts payable	587,801	1,738,214	120,410	(2,446,425)	—
Deferred tax liabilities	70,511	73,790	8	—	144,309
Other long-term liabilities	1,253	56,815	—	—	58,068
Equity	981,803	367,046	48,145	(415,191)	981,803
TOTAL LIABILITIES AND EQUITY	$2,143,512	$2,380,943	$230,097	$(2,861,616)	$1,892,936

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

	Year Ended December 31, 2011
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues	$707	$1,660,801	$106,289	$(38,586)	$1,729,211
Direct operating expense	—	1,036,071	76,140	(27,021)	1,085,190
Depreciation and amortization expense	—	160,884	6,062	—	166,946
General and administrative expense	1,178	211,207	18,550	(7,636)	223,299
Operating (loss) income	(471)	252,639	5,537	(3,929)	253,776
Loss on early extinguishment of debt	46,451	—	—	—	46,451
Interest expense, net of amounts capitalized	42,551	(1,713)	13	(2)	40,849
Other (income) loss, net	(6,351)	1,772	(638)	(3,760)	(8,977)
(Loss) income from continuing operations before taxes	(83,122)	252,580	6,162	(167)	175,453
Income tax (expense) benefit	(61,130)	(3,287)	300	—	(64,117)
(Loss) income from continuing operations	(144,252)	249,293	6,462	(167)	111,336
Discontinued operations	—	—	(10,681)	—	(10,681)
Net (loss) income	(144,252)	249,293	(4,219)	(167)	100,655
Loss attributable to noncontrolling interest	—	—	(806)	—	(806)
(LOSS) INCOME ATTRIBUTABLE TO KEY	$(144,252)	$249,293	$(3,413)	$(167)	$101,461

	Year Ended December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues	$—	$1,009,261	$106,916	$(53,582)	$1,062,595
Direct operating expense	—	664,387	123,624	(41,570)	746,441
Depreciation and amortization expense	—	127,550	6,348	—	133,898
General and administrative expense	3,618	173,274	13,434	(4,138)	186,188
Operating (loss) income	(3,618)	44,050	(36,490)	(7,874)	(3,932)
Interest expense, net of amounts capitalized	44,707	(3,390)	(77)	—	41,240
Other (income) loss, net	(1,243)	(1,404)	9,051	(9,211)	(2,807)
(Loss) income from continuing operations before taxes	(47,082)	48,844	(45,464)	1,337	(42,365)
Income tax benefit	8,175	—	9,786	—	17,961
(Loss) income from continuing operations	(38,907)	48,844	(35,678)	1,337	(24,404)
Discontinued operations	—	105,745	(10,992)	—	94,753
Net (loss) income	(38,907)	154,589	(46,670)	1,337	70,349
Loss attributable to noncontrolling interest	—	—	(3,146)	—	(3,146)
(LOSS) INCOME ATTRIBUTABLE TO KEY	$(38,907)	$154,589	$(43,524)	$1,337	$73,495

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenues	$—	$805,673	$132,882	$(51,481)	$887,074
Direct operating expense	—	549,597	98,108	(37,898)	609,807
Depreciation and amortization expense	—	142,086	3,405	—	145,491
General and administrative expense	(452)	153,870	6,773	29	160,220
Asset retirements and impairments	—	96,768	—	—	96,768
Operating income (loss)	452	(136,648)	24,596	(13,612)	(125,212)
Loss on early extinguishment of debt	472	—	—	—	472
Interest expense, net of amounts capitalized	42,671	(3,420)	(10)	—	39,241
Other (income) loss, net	765	(1,412)	11,094	(11,071)	(624)
(Loss) income from continuing operations before taxes	(43,456)	(131,816)	13,512	(2,541)	(164,301)
Income tax benefit (expense)	90,694	(25,151)	(4,011)	—	61,532
Income (loss) from continuing operations	47,238	(156,967)	9,501	(2,541)	(102,769)
Discontinued operations	—	(45,428)	(8,479)	—	(53,907)
Net income (loss)	47,238	(202,395)	1,022	(2,541)	(156,676)
Loss attributable to noncontrolling interest	—	—	(555)	—	(555)
INCOME (LOSS) ATTRIBUTABLE TO KEY	$47,238	$(202,395)	$1,577	$(2,541)	$(156,121)

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2011
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by operating activities	$—	$187,597	$708	$—	$188,305
Cash flows from investing activities:
Capital expenditures	—	(345,215)	(13,882)	—	(359,097)
Acquisitions	—	(187,058)	—	—	(187,058)
Intercompany notes and accounts	—	278,511	—	(278,511)	—
Other investing activities, net	—	26,065	—	—	26,065
Net cash used in investing activities	—	(227,697)	(13,882)	(278,511)	(520,090)
Cash flows from financing activities:
Repayments of long-term debt	(421,427)	—	—	—	(421,427)
Payment of bond tender premium	(39,082)	—	—	—	(39,082)
Proceeds from long-term debt	475,000	—	—	—	475,000
Repayment of capital lease obligations	—	(4,016)	—	—	(4,016)
Proceeds from borrowings on revolving credit facility	418,000	—	—	—	418,000
Repayments on revolving credit facility	(123,000)	—	—	—	(123,000)
Payment of deferred financing costs	(16,485)	—	—	—	(16,485)
Repurchases of common stock	(5,681)	—	—	—	(5,681)
Intercompany notes and accounts	(278,511)	—	—	278,511	—
Other financing activities, net	12,859	9,128	788	—	22,775
Net cash provided by financing activities	21,673	5,112	788	278,511	306,084
Effect of changes in exchange rates on cash	—	—	4,516	—	4,516
Net increase (decrease) in cash and cash equivalents	21,673	(34,988)	(7,870)	—	(21,185)
Cash and cash equivalents at beginning of period	—	42,973	13,655	—	56,628
Cash and cash equivalents at end of period	$21,673	$7,985	$5,785	$—	$35,443

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2010
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by operating activities	$—	$121,551	$8,254	$—	$129,805
Cash flows from investing activities:
Capital expenditures	—	(169,443)	(10,867)	—	(180,310)
Proceeds from sale of fixed assets	—	258,202	—	—	258,202
Acquisitions, net of cash acquired	—	(86,688)	—	—	(86,688)
Intercompany notes and accounts	(165)	(84,742)	—	84,907	—
Other investing activities, net	165	—	—	—	165
Net cash (used in) provided by investing activities	—	(82,671)	(10,867)	84,907	(8,631)
Cash flows from financing activities:
Repayments of long-term debt	—	(6,970)	—	—	(6,970)
Repayments of capital lease obligations	—	(8,493)	—	—	(8,493)
Proceeds from borrowings on revolving credit facility	110,000	—	—	—	110,000
Repayments on revolving credit facility	(197,813)	—	—	—	(197,813)
Repurchases of common stock	(3,098)	—	—	—	(3,098)
Intercompany notes and accounts	84,742	165	—	(84,907)	—
Other financing activities, net	6,169	—	—	—	6,169
Net cash used in financing activities	—	(15,298)	—	(84,907)	(100,205)
Effect of changes in exchange rates on cash	—	—	(1,735)	—	(1,735)
Net increase (decrease) in cash	—	23,582	(4,348)	—	19,234
Cash and cash equivalents at beginning of period	—	19,391	18,003	—	37,394
Cash and cash equivalents at end of period	$—	$42,973	$13,655	$—	$56,628

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2009
	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Net cash provided by (used in) operating activities	$—	$185,279	$(442)	$—	$184,837
Cash flows from investing activities:
Capital expenditures	—	(124,744)	(3,678)	—	(128,422)
Intercompany notes and accounts	65,580	(17,523)	(22,115)	(25,942)	—
Other investing activities, net	199	5,580	12,007	—	17,786
Net cash provided by (used in) investing activities	65,779	(136,687)	(13,786)	(25,942)	(110,636)
Cash flows from financing activities:
Payments on revolving credit facility	(100,000)	—	—	—	(100,000)
Intercompany notes and accounts	32,823	(76,175)	17,410	25,942	—
Other financing activities, net	1,398	(28,873)	—	—	(27,475)
Net cash (used in) provided by financing activities	(65,779)	(105,048)	17,410	25,942	(127,475)
Effect of changes in exchange rates on cash	—	—	(2,023)	—	(2,023)
Net (decrease) increase in cash	—	(56,456)	1,159	—	(55,297)
Cash and cash equivalents, beginning of period	—	75,847	16,844	—	92,691
Cash and cash equivalents, end of period	$—	$19,391	$18,003	$—	$37,394

NOTE 26.     SUBSEQUENT EVENTS
6.75% Senior Notes due 2012
On March 8, 2012, we issued $200.0million aggregate principal amount of 6.75% Senior Notes due 2021 (the "Amended 2021 Notes") under an Amended First Supplemental Indenture (the "Indenture"). The Amended 2021 Notes were issued as additional securities under an indenture dated March 4, 2011 (the "Base Indenture") pursuant to which we issued $475.0 million aggregate principal amount of 6.75% Senior Notes due 2021(the "2021 Notes"). The Amended 2021 Notes and the 2021 Notes will be treated as a single class under the Base Indenture and will have the same material terms and conditions, except that the Amended 2021 Notes will be subject to a registration rights agreement and, until the Amended 2021 Notes are exchanged, will not have the same CUSIP number as, and will not trade interchangeably with, the 2021 Notes. Net proceeds, after deducting underwriters' fees and offering expenses, were $201.3 million. We used the net proceeds to repay senior secured indebtedness under our revolving bank credit facility. We capitalized $4.5 million of financing costs associated with the issuance of the Amended 2021 Notes that will be amortized over the term of the notes.

Key Energy Services, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2012 Performance Unit Plan
On January 16, 2012, the Compensation Committee of the Board of Directors adopted the 2012 Performance Unit Plan (the "2012 Plan"). We believe that the 2012 Plan will enable us to obtain and retain employees who will contribute to our long term success by providing compensation that is linked directly to increases in share value.
In January 2012, we issued 0.1 million performance units to our officers under the 2009 Equity and Cash Incentive Plan. Additionally, in February 2012, we issued 0.1 million performance units to certain of our employees under the 2012 Plan. The performance units are measured based on two performance periods from January 1, 2012 to December 31, 2012 and from January 1, 2013 to December 31, 2013. One half of the performance units are measured based on the first performance period, and the other half are measured based on the second performance period. The number of performance units that may be earned by a participant is determined at the end of each performance period based on the relative placement of Key's total stockholder return for that period within the peer group, as follows:

Company Placement for the performance period	Percentile Ranking in Peer Group	Performance Units Earned as a Percentage of Target
First	100%	200%
Second	91%	180%
Third	82%	160%
Fourth	73%	140%
Fifth	64%	120%
Sixth	55%	100%
Seventh	45%	75%
Eighth	36%	50%
Ninth	27%	25%
Tenth	18%	—%
Eleventh	9%	—%
Twelfth	—%	—%

If any performance units vest for a given performance period, the award holder will be paid a cash amount equal to the vested percentage of the performance units multiplied by the closing stock price of our common stock on the last trading day of the performance period. We account for the performance units as a liability-type award as they are settled in cash.

Stock Based Compensation
During January 2012 and February 2012, we issued 0.5 million and 0.3 million shares of restricted common stock, respectively, to certain of our employees and officers, which vest in equal installments over the next three years. These shares had an issuance price of $14.92 and $15.09 per share, respectively.
During May 2012, we issued 0.2 million shares of common stock to our outside directors under the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan that was approved by our stockholders on May 17, 2012. These shares vested immediately and we recognized $1.6 million of expense related to these awards.

Functional Currency Change
As of December 31, 2011 the functional currency for Mexico and Canada was the local currency. Due to significant changes in economic facts and circumstances, the functional currency for these countries was changed to the U.S. dollar effective January 1, 2012. This change did not have a significant impact on our consolidated financial statements.